As filed with the Securities and Exchange Commission on June 22, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ATRM HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Minnesota	3825	41-1439182
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3050 Echo Lake Avenue, Suite 300
Mahtomedi, Minnesota

(651) 704-1800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Daniel M. Koch

President and Chief Executive Officer
3050 Echo Lake Avenue, Suite 300

Mahtomedi, Minnesota 55115

(651) 704-1800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Adam Finerman, Esq.

Olshan Frome Wolosky LLP

Park Avenue Tower
65 East 55th Street

New York, New York 10022

(212) 451-2300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer. [ ]	Accelerated filer. [ ]
Non-accelerated filer. [ ]	Smaller reporting company. [X]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Rights to purchase common stock	—		—	—		—
Common Stock, $0.001 par value per share	[●]	$	[●]	$2,500,000	(2)	$290.50	(3)

(1)	This registration statement relates to shares of our common stock issuable upon the exercise of subscription rights. Each share of common stock includes one stock purchase right. No separate consideration is payable for the stock purchase rights.

(2)	Represents the aggregate gross proceeds from the issuance of the maximum number of shares of common stock that may be issued pursuant to the exercise of rights.

(3)	Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended, based on an estimate of the proposed maximum aggregate offering price.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED June 22, 2015

ATRM HOLDINGS, INC.

Up to [●] Shares of Common Stock
Issuable Upon the Exercise of Rights to Subscribe for such Shares at $[●] per Share

We are distributing, at no charge to our shareholders, non-transferable subscription rights to purchase up to an aggregate of [●] shares of our common stock, $0.001 par value per share. In the rights offering, you will receive one subscription right for each share of common stock you hold as of 5:00 p.m. Eastern Time, on [●], 2015, the record date of the rights offering.

Each subscription right will entitle you to purchase [●] shares of our common stock at a subscription price of $[●] per share, which we refer to as the “basic subscription right,” subject to certain limitations. If you fully exercise your basic subscription right and other shareholders do not fully exercise their basic subscription rights, you will be entitled to exercise an over-subscription privilege, subject to certain limitations and subject to allotment, to purchase a portion of the unsubscribed shares of our common stock at the same subscription price of $[●] per share. To the extent you properly exercise your over-subscription privilege for an amount of shares that exceeds the number of the unsubscribed shares available to you, any excess subscription payments received by the subscription agent will be returned to you promptly, without interest, following the expiration of the rights offering.

Lone Star Value Investors, LP, referred to as “LSVI,” which owns 167,885 shares of our common stock, or approximately 13.5% of the shares outstanding, has indicated to us that it intends to exercise all of its basic subscription rights as well as exercise its over-subscription privilege, subject to the limitations to comply with our NOL Protection Mechanics and other protection mechanics described herein, but has not made a formal commitment to do so. Jeffrey E. Eberwein, the Company’s Chairman of the Board, is the manager of Lone Star Value Investors GP, LLC, the general partner of LSVI, and sole member of Lone Star Value Management, LLC, the investment manager of LSVI.

We will not issue fractional shares. If the number of subscription rights you receive would otherwise permit you to purchase a fraction of a share, the number of shares that you may purchase will be rounded down to the nearest whole share.

The subscription rights will expire if they are not exercised before 5:00 p.m., Eastern Time, on [●], 2015. We reserve the right to extend the expiration date one or more times, but in no event will we extend the rights offering beyond [●], 2015. You should carefully consider whether to exercise your subscription rights before the expiration of the rights offering. All exercises of subscription rights are irrevocable. The subscription rights may not be sold, transferred or assigned. There is no minimum subscription amount required for consummation of this rights offering.

Our common stock is listed on the NASDAQ Capital Market under the symbol “ATRM.” The shares of common stock issued in the rights offering will also be listed on the NASDAQ Capital Market under the same symbol. The subscription rights will not be listed for trading on the NASDAQ Capital Market or any other stock exchange or market. On June 19, 2015, the last reported sale price of our common stock was $4.69 per share. As of the close of business on June 19, 2015, there were 1,246,473 shares of common stock issued and outstanding. Our principal executive offices are located at 3050 Echo Lake Avenue, Suite 300, Mahtomedi, Minnesota 55115, and our telephone number is (651) 704-1800.

Our Board of Directors is not making any recommendation regarding your exercise of the subscription rights. You should carefully consider whether to exercise your subscription rights prior to the expiration of the rights offering.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 18 to read about factors you should consider before exercising your subscription rights.

We may in our sole discretion cancel the rights offering at any time and for any reason. If we cancel this offering, the subscription agent will return all subscription payments it has received for the cancelled rights offering without interest or penalty.

We anticipate retaining Computershare Inc. to serve as the subscription agent in connection with the rights offering. The subscription agent will hold in escrow the funds we receive from subscribers until we complete or cancel the rights offering.

This is not an underwritten offering. The subscription rights are being offered directly by us without the services of an underwriter or selling agent.

Upon completion of the rights offering, shareholders who do not fully exercise their subscription rights will own a smaller proportional interest in ATRM than if they had timely and fully exercised their subscription rights.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                          , 2015.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with additional or different information from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus regardless of the time of delivery of this prospectus or any exercise of the rights.

The distribution of this prospectus and the rights offering and the sale of shares of our common stock in certain jurisdictions may be restricted by law. This prospectus does not constitute an offer of, or a solicitation of an offer to buy any shares of common stock in any jurisdiction in which such offer or solicitation is not permitted. No action is being taken in any jurisdiction outside the United States to permit an offering of the common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.

References in this prospectus to “ATRM”, “the Company”, “we”, “us”, or “our”, unless the context otherwise requires, refer to ATRM Holdings, Inc. and its subsidiaries and their respective predecessors, and references to “KBS” refer to our modular housing business operated by our wholly-owned subsidiaries KBS Builders, Inc. and Maine Modular Haulers, Inc. References in this prospectus to our “2014 Form 10-K” refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the Securities and Exchange Commission on May 12, 2015.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements”, as such term is used within the meaning of the Private Securities Litigation Reform Act of 1995. These “forward-looking statements” are not based on historical fact and involve assessments of certain risks, developments, and uncertainties in our business looking to the future. Such forward-looking statements can be identified by the use of terminology such as “may”, “will”, “should”, “expect”, “anticipate”, “estimate”, “intend”, “continue”, or “believe”, or the negatives or other variations of these terms or comparable terminology. Forward-looking statements may include projections, forecasts, or estimates of future performance and developments. Forward-looking statements contained in this prospectus are based upon assumptions and assessments that we believe to be reasonable as of the date of this prospectus. Whether those assumptions and assessments will be realized will be determined by future factors, developments, and events, which are difficult to predict and may be beyond our control. Actual results, factors, developments, and events may differ materially from those we assumed and assessed. Risks, uncertainties, contingencies, and developments, including those identified in the “Risk Factors” section of this prospectus and in Part I, Item 1A in our 2014 Form 10-K, could cause our future operating results to differ materially from those set forth in any forward-looking statement. There can be no assurance that any such forward-looking statement, projection, forecast or estimate contained can be realized or that actual returns, results, or business prospects will not differ materially from those set forth in any forward-looking statement. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments.

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QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the rights offering. The answers are based on selected information included elsewhere in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus and the documents incorporated by reference contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and about our business, including potential risks related to the rights offering, ATRM common stock, and our business.

Exercising the subscription rights and investing in our securities involve a high degree of risk. We urge you to carefully read the section entitled “Risk Factors” beginning on page 18 of this prospectus and all other information included in, or incorporated by reference into, this prospectus in its entirety before you decide whether to exercise your subscription rights.

What is the rights offering?

We are distributing to holders of shares of our common stock as of 5:00 p.m., Eastern Time, on [●], 2015, which is the record date for the rights offering, at no charge, non-transferable subscription rights to purchase shares of our common stock. You will receive one subscription right for each share of common stock you owned as of 5:00 p.m., Eastern Time, on the record date. Each subscription right entitles the holder to a basic subscription right and an over-subscription privilege, which are described below. The common stock to be issued in the rights offering, like our existing shares of common stock, will be traded on the NASDAQ Capital Market under the symbol “ATRM.”

Why are we conducting the rights offering?

We are conducting the rights offering to raise equity capital to repay a portion of our outstanding indebtedness and to provide for our general working capital needs. For a detailed discussion, see “Use of Proceeds.”

Based on the information and analyses regarding the rights offering prepared by management, and the recommendation of management that the rights offering is in the best interests of the Company in light of the information available to management, and the additional information and documentation reviewed by our Board of Directors (the “Board”), the Board approved the rights offering and determined that the rights offering is in the best interests of the Company and its shareholders. However, the Board is not making any recommendation regarding your exercise of the subscription rights.

How was the subscription price determined?

We established a special committee (the “Special Committee”) of our Board, comprised of Morgan P. Hanlon, Alfred John Knapp, Jr. and Galen Vetter, who are all disinterested and independent directors. The terms of the rights offering, including the subscription price, was approved by the Special Committee. The subscription price was determined based on a variety of factors, including historical and current trading prices for our common stock, general business conditions, our need for capital, alternatives available to us for raising capital, potential market conditions, and our desire to provide an opportunity to our shareholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, the Special Committee also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, and the outlook for our industry, and our current financial condition.

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The subscription price is not necessarily related to our book value, tangible book value, multiple of earnings or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the rights offering. You should not consider the subscription price as an indication of value of the Company or our common stock. You should not assume or expect that, after the rights offering, our shares of common stock will trade at or above the subscription price in any given time period. The market price of our common stock may decline during or after the rights offering and you may not be able to sell the shares of our common stock purchased during the rights offering at a price equal to or greater than the subscription price. You should obtain a current quote for our common stock before exercising your subscription rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of this rights offering.

What is the basic subscription right?

Each basic subscription right gives our shareholders the opportunity to purchase [●] shares of our common stock at a subscription price of $[●] per share, subject to the limits described below. We have granted to you, as a shareholder of record as of 5:00 p.m., Eastern Time, on the record date, one subscription right for each share of our common stock you owned at that time. For example, if you owned 100 shares of our common stock as of 5:00 p.m., Eastern Time, on the record date, you would have received 100 subscription rights and would have the right to purchase [●] shares of common stock for $[●] per share subject to certain limitations. You may exercise all or a portion of your basic subscription rights, subject to the NOL Protection Mechanics (as defined below), or you may choose not to exercise any subscription rights at all. However, if you exercise fewer than all of your basic subscription rights, you will not be entitled to purchase any additional shares pursuant to the over-subscription privilege.

If you hold an ATRM stock certificate, the number of basic subscription rights you may exercise is indicated on the enclosed rights certificate. If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, you will not receive a rights certificate. Instead, the Depository Trust Company (“DTC”) will issue one subscription right to the nominee record holder for each share of our common stock that you own at the record date. If you are not contacted by your custodian bank, broker, dealer or other nominee, you should contact your nominee as soon as possible.

What is the over-subscription privilege?

We do not expect all of our shareholders to exercise all of their basic subscription rights. The over-subscription privilege provides shareholders that exercise all of their basic subscription rights the opportunity to purchase the shares that are not purchased by other shareholders. If you fully exercise your basic subscription right, the over-subscription privilege of each right entitles you to subscribe for additional shares of our common stock unclaimed by other holders of rights in this rights offering at the same subscription price per share. If an insufficient number of shares are available to fully satisfy all over-subscription privilege requests, the available shares will be distributed proportionately among rights holders who exercise their over-subscription privilege based on the number of shares each rights holder subscribed for under the basic subscription right, subject to the NOL Protection Mechanics.

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment for exercise of your over-subscription privilege before the expiration of the rights offering. Because we will not know the total number of unsubscribed shares before the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares available, assuming that no shareholder other than you has purchased any shares pursuant to their basic subscription right and over-subscription privilege. The subscription agent will return any excess payments by mail without interest or deduction promptly after the expiration of the subscription period. See “The Rights Offering — The Subscription Rights — Over-Subscription Privilege.”

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Are there any limits on the number of shares I may purchase in the rights offering or own as a result of the rights offering?

In addition to any limitation resulting from allocation of over-subscription shares, in order to protect the Company from loss of its net operating loss carryforwards (“NOLs”) and ensure compliance with the NOL protective provisions of the Amended and Restated Articles of Incorporation (the “Charter”) and the Company’s Tax Benefit Preservation Plan (the “Rights Plan”), a person or entity, together with related persons or entities, may not exercise subscription rights (including the over-subscription privilege) to purchase shares of our common stock in this rights offering that would result in such person or entity, together with any related persons or entities, owning, directly or indirectly, 62,199 shares or more of our common stock upon the consummation of the rights offering, unless otherwise determined by the Company to not have an unfavorable effect on our ability to preserve our NOLs (the “NOL Protection Mechanics”). If you currently own, directly or indirectly, 62,199 shares or more, or would potentially increase your direct or indirect holdings of our common stock from fewer than 62,199 shares to an amount equal to or greater than 62,199 shares, but would like to participate in the rights offering, please contact the Company’s information agent, InvestorCom, Inc., to discuss your level of subscription, by email at info@investor-com.com, by telephone at (203) 972-9300 or toll free at (877) 972-0090, or by mail at 65 Locust Avenue, New Canaan, CT 06840. Without limiting the foregoing, we do not intend to accept any subscriptions pursuant to the basic subscription rights or over-subscription privileges if we believe such subscriptions or over-subscriptions may have an unfavorable effect on our ability to preserve our NOLs. See “The Rights Offering — NOL Protection Mechanics.”

If I am a holder of stock options, may I participate in the rights offering?

No. Holders of stock options on the record date will not be entitled to participate in the rights offering. Stock option holders must have exercised their options for shares of our common stock prior to the record date. Following the consummation of the rights offering, the Company anticipates making an equitable adjustment to unexercised stock options to reflect the issuance of shares in the rights offering.

Am I required to exercise all of the subscription rights I receive in the rights offering?

No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. If you do not exercise any subscription rights, the number of shares of our common stock you own will not change; however, you will own a smaller proportional interest in the Company than if you had timely exercised all or a portion of your subscription rights. If you choose not to exercise your subscription rights or you exercise fewer than all of your subscription rights and other shareholders fully exercise their subscription rights or exercise a greater proportion of their subscription rights than you exercise, the percentage of our common stock owned by these other shareholders will increase relative to your ownership percentage, and your voting and other rights in the Company will likewise be diluted. In addition, if you do not exercise your basic subscription right in full, you will not be entitled to participate in the over-subscription privilege.

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How soon must I act to exercise my subscription rights?

If you received a rights certificate and elect to exercise any or all of your subscription rights, the subscription agent must receive your completed and signed rights certificate and payment (and your payment must clear) prior to the expiration of the rights offering, which is [●], 2015, at 5:00 p.m., Eastern Time. If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, your nominee may establish a deadline prior to 5:00 p.m., Eastern Time, on [●], 2015 by which you must provide it with your instructions to exercise your subscription rights and payment for your shares. The Board may, in its discretion, extend the rights offering one or more times, but in no event will the expiration date be later than [●], 2015. The Board may cancel or amend the rights offering at any time before its expiration. In the event that the rights offering is cancelled, all subscription payments received will be returned promptly, without interest or penalty.

Although we will make reasonable attempts to provide this prospectus to holders of subscription rights, the rights offering and all subscription rights will expire at 5:00 p.m., Eastern Time, on [●], 2015 (unless extended), whether or not we have been able to locate each person entitled to subscription rights.

May I transfer my subscription rights?

No. You may not sell, transfer or assign your subscription rights to anyone. Subscription rights will not be listed for trading on the NASDAQ Capital Market or any other stock exchange or market. Rights certificates may only be completed by the shareholder who receives them.

Are we requiring a minimum subscription to complete the rights offering?

There is no aggregate minimum we must receive to complete the rights offering.

Has our Board made a recommendation to our shareholders regarding the rights offering?

No. The Board is not making a recommendation regarding your exercise of the subscription rights. Shareholders who exercise subscription rights risk investment loss on new money invested. We cannot predict the price at which our shares of common stock will trade, and therefore, we cannot assure you that the market price for our common stock will be above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

How do I exercise my subscription rights if I own shares in certificate form?

If you hold an ATRM stock certificate and you wish to participate in the rights offering, you must take the following steps:

●	deliver a properly completed and signed rights certificate, and related subscription documents, to the subscription agent before 5:00 p.m., Eastern Time, on [●], 2015; and

●	deliver payment to the subscription agent (as described below) before 5:00 p.m., Eastern Time, on [●], 2015.

In certain cases, you may be required to provide additional documentation or signature guarantees.

Please follow the delivery instructions on the rights certificate. Do not deliver documents to ATRM. You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent so that the subscription agent receives the materials before 5:00 p.m., Eastern Time, on [●], 2015.

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If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares in the rights offering and the elimination of fractional shares. Any excess subscription payments received by the subscription agent will be returned promptly, without interest, following the expiration of the rights offering.

What form of payment is required to purchase the shares of our common stock?

As described in the instructions accompanying the rights certificate, payments submitted to the subscription agent must be made in full United States currency by:

●	check or bank draft payable to Computershare Inc., the subscription agent, drawn upon a United States bank; or

●	wire transfer to Computershare Inc., the subscription agent.

Payment will be deemed to have been received by the subscription agent only upon the subscription agent’s receipt of any certified check or bank check or, in the case of an uncertified personal check, receipt and clearance of such check.

Please note that funds paid by uncertified personal check may take at least seven business days to clear. Accordingly, if you wish to pay by means of an uncertified personal check, we urge you to make payment sufficiently in advance of the expiration date to ensure that the subscription agent receives cleared funds before that time. We also urge you to consider payment by means of a certified check, bank check, bank draft or money order.

What should I do if I want to participate in the rights offering, but my shares are held in the name of a custodian bank, broker, dealer or other nominee?

If you hold your shares of common stock through a custodian bank, broker, dealer or other nominee, then your nominee is the record holder of the shares you own. If you are not contacted by your nominee, you should contact your nominee as soon as possible. Your nominee must exercise the subscription rights on your behalf for the shares of common stock you wish to purchase. You will not receive a rights certificate. Please follow the instructions of your nominee. Your nominee may establish a deadline that may be before 5:00 p.m., Eastern Time, on [●], 2015, the expiration date for the rights offering.

When will I receive my new shares?

All shares that you purchase in the rights offering to which you are entitled will be issued in book-entry, or uncertificated, form. When issued, the shares will be registered in the name of the subscription rights holder of record. As soon as practicable after the expiration of the rights offering period, the subscription agent will arrange for the issuance of the shares of common stock purchased in the rights offering. Subject to state securities laws and regulations, we have the discretion to delay distribution of any shares you may have elected to purchase by exercise of your rights in order to comply with state securities laws.

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After I send in my payment and rights certificate, may I cancel my exercise of subscription rights?

No. All exercises of subscription rights are irrevocable unless the rights offering is terminated, even if the market price of our common stock falls below the $[●] per share subscription price or you later learn information about us or the rights offering that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase shares of our common stock in the rights offering.

Have any shareholders indicated that they will exercise their rights?

Yes. Lone Star Value Investors, LP (“LSVI”), which owns 167,885 shares of our common stock, or approximately 13.5% of the shares outstanding, has indicated to us that it intends to exercise all of its basic subscription rights as well as exercise its over-subscription privilege, subject to the limitations to comply with our NOL Protection Mechanics described herein, but has not made a formal commitment to do so. Jeffrey E. Eberwein, the Company’s Chairman of the Board, is the manager of Lone Star Value Investors GP, LLC (“LSVGP”), the general partner of LSVI, and sole member of Lone Star Value Management, LLC (“LSVM”), the investment manager of LSVI. Mr. Eberwein became aware of this rights offering in his capacity as a director of the Company.

Will our directors and officers participate in the rights offering?

All holders of our common stock as of the record date for the rights offering will receive, at no charge, the non-transferable subscription rights to purchase shares of our common stock as described in this prospectus. To the extent that our directors and officers held shares of our common stock (including shares of restricted common stock) as of the record date, they will receive the subscription rights and, while they are under no obligation to do so, will be entitled to participate in the rights offering. Our directors and officers have not indicated to us whether they will purchase shares of our common stock in the offering.

All of our outstanding equity awards to employees, officers and directors, including outstanding stock options, were issued pursuant to plans previously adopted by our Board. Holders of stock options, which will convert into common stock at some point in the future, will not receive rights in connection with this rights offering.

How will the rights offering affect our outstanding common stock?

As of June 19, 2015, we had 1,246,473 shares of our common stock outstanding. Assuming no additional shares of common stock are issued by the Company prior to consummation of the rights offering and assuming all shares are sold in the rights offering, we expect approximately [●] shares of our common stock will be outstanding immediately after completion of the rights offering.

The issuance of shares of our common stock in the rights offering will dilute, and thereby reduce, your proportionate ownership in our shares of common stock, unless you fully exercise your basic subscription rights. In addition, the issuance of shares of our common stock at a subscription price that is less than the market price as of the record date for the rights offering will likely reduce the price per share of shares of common stock held by you prior to the rights offering.

How much will we receive in net proceeds from the rights offering?

We expect the aggregate proceeds, net of expenses, from the rights offering to be approximately $[●] million, assuming all rights are exercised. We intend to use the net proceeds to repay a portion of our outstanding indebtedness and to provide for our general working capital needs. Please see “Use of Proceeds.”

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Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors” in this prospectus.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until the rights offering is completed. If the rights offering is not completed, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty. If your shares are held in the name of a custodian bank, broker, dealer or other nominee, it may take longer for you to receive the refund of your subscription payment because the subscription agent will return payments through the record holder of your shares.

Will I receive interest on any funds I deposit with the subscription agent?

No. You will not be entitled to any interest on any funds that are deposited with the subscription agent pending completion or cancellation of the rights offering. If the rights offering is cancelled for any reason, the subscription agent will return this money to subscribers, without interest or penalty, as soon as practicable.

When can I sell the shares of common stock I receive upon exercise of the subscription rights?

If you exercise your subscription rights, you will be able to resell the shares of common stock purchased by exercising your subscription rights once your account has been credited with those shares, provided you are not otherwise restricted from selling the shares (for example, because you are an insider or affiliate of the Company or because you possess material nonpublic information about the Company). Although we will endeavor to issue the shares as soon as practicable after completion of the rights offering, there may be a delay between the expiration date of the rights offering and the time that the shares are issued. In addition, we cannot assure you that, following the exercise of your subscription rights, you will be able to sell your common stock at a price equal to or greater than the subscription price.

What are the U.S. federal income tax consequences of exercising my subscription rights?

The receipt and exercise of subscription rights by common shareholders should generally not be taxable for U.S. federal income tax purposes. You should seek specific tax advice from your tax advisor in light of your particular circumstances and as to the applicability and effect of any other tax laws. See “Material U.S. Federal Income Tax Consequences.”

What fees or charges apply if I purchase shares of common stock in the rights offering?

We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights (other than the subscription price). If you exercise your subscription rights through a custodian bank, broker, dealer or other nominee, you are responsible for paying any fees your nominee may charge you.

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Whom should I contact if I have other questions?

If you have other questions regarding the rights offering, please contact our information agent, InvestorCom, Inc., by e-mail at info@investor-com.com, by telephone at (203) 972-9300 or toll free at (877) 972-0090, or by mail at 65 Locust Avenue, New Canaan, CT 06840.

To whom should I send my forms and payment?

If your shares are held in the name of a broker, dealer, custodian bank or other nominee, then you should send your subscription documents and subscription payment to that record holder. If you are the record holder, then you should send your rights certificate and other documents and subscription payment to the address provided below. If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent. Do not send or deliver these materials to ATRM.

By Registered Certified or Express Mail	By Overnight Courier

Computershare Trust Company, N.A.	Computershare Trust Company, N.A.
c/o Voluntary Corporate Actions	c/o Voluntary Corporate Actions
P.O. Box 43011	250 Royall Street Suite V
Providence, RI 02940	Canton, MA 02021

You, or, if applicable, your nominee, are solely responsible for ensuring the subscription agent receives your subscription rights election form, subscription payment, and other documents. You should allow sufficient time for delivery of your subscription materials to the subscription agent and clearance of payment before the expiration of the rights offering period.

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SUMMARY

This summary highlights the information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that you should consider before deciding whether to exercise your subscription rights. You should carefully read this entire prospectus, including the information contained in the sections entitled “Risk Factors” and “The Rights Offering,” our audited consolidated financial statements and the accompanying notes for the year ended December 31, 2014, and our unaudited condensed consolidated financial statements for the quarter ended March 31, 2015, both of which are incorporated into this prospectus by reference, in their entirety before you decide to exercise your subscription rights.

Overview

Through KBS, we manufacture modular buildings for commercial and residential applications. Commercial buildings include apartments, condominiums, townhouses, dormitories, hospitals, office buildings and other structures. The buildings are manufactured in two production facilities located in South Paris and Waterford, Maine. Our strategy is to offer top quality products for both commercial and residential buildings, with a focus on customization to suit the project requirements, to customers including builders, general contractors and owners of commercial buildings.

Recent Developments

Prior to April 2014, we were a manufacturer of a variety of equipment used in the semiconductor industry. In July 2013, we sold the assets related to our reliability test (“RTP”) line of products to Cascade Microtech, Inc., a semiconductor equipment manufacturer based in Beaverton, Oregon (“Cascade”), and in April 2014 we transferred our test handler product line to Boston Semi Automation LLC, a semiconductor equipment company based in Boston, Massachusetts (“BSA”), in return for a future stream of earn-out payments based on the product line’s revenues. On April 2, 2014, we purchased substantially all of the assets and assumed certain liabilities of KBS Building Systems, Inc. and certain of its affiliates related to its business of manufacturing, selling, and distributing modular housing units for residential and commercial use. KBS now operates the acquired business. Following these transactions, KBS represents our sole operating business.

Products and Strategy

KBS is a Maine-based manufacturer that started business in 2001 as a builder of modular homes. In 2008, KBS began building modular multi-family housing units. In subsequent years, KBS expanded its product offerings to include a variety of commercial buildings including apartments, condominiums, townhouses, dormitories, hospitals, office buildings, and other structures. The structures are built inside our climate-controlled factories and transported to the site where they are set and secured on the foundation. Electrical, plumbing, and HVAC systems are inspected and tested in the factory, prior to transportation to the site, to ensure the modules meet all local building codes and quality requirements. Modular construction has gained increased acceptance and is a preferred method of building by many architects and general contractors. The advantages of modular construction include: modules are constructed in a climate-controlled environment; weather conditions usually do not interrupt or delay construction; the building is protected from weather, reducing the risk of mold due to materials absorbing moisture from rain or snow; reduced site work; reduced vandalism and attrition, as the building is immediately secured; and a significant reduction in overall project time.

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The KBS strategy is to offer top quality products for both commercial and residential buildings with a focus on customization to suit the project requirements. Our production strategy is to maintain and grow the resources necessary to build a variety of commercial and residential buildings. We attempt to utilize the most efficient methods of manufacturing and high quality materials in all of our projects. Our sales team works to attract new architects and contractors in New England who need the flexibility that KBS offers. Our competitive strategy is to offer a superior product unique to the project’s requirements, provide value with our engineering and design expertise, and provide the product in the timeframe needed by the customer.

Competition

KBS is a regional manufacturer of modular housing units. We compete for sales based on price, delivery, and our unique ability to customize to the customer’s specific needs. Our market is the New England states (Connecticut, Maine, Massachusetts, New Hampshire, Rhode Island, and Vermont). Several modular manufacturers are located in these New England states and in nearby Pennsylvania. Some competitors have manufacturing locations in Canada and ship their products to the United States.

Our largest competitor in New England is Excel Homes which is a subsidiary of Innovative Building Systems (“IBS”). IBS owns several brand name modular manufacturers and has manufacturing locations in Maine and Pennsylvania. Modular manufacturers owned by IBS include Keiser Homes, Excel Homes, All American Homes, Future Home Technology, Inc., HandCrafted Homes, and Modukraft Homes. Other competitors include Maple Leaf Homes (Canada), Pennwest Homes, Champion Home Builders, Muncy Homes, and Professional Building Systems.

Manufacturing and Supplies

Our manufacturing operations are based in Maine. KBS owns two manufacturing plants; a 90,000 square foot facility in South Paris, Maine and a 60,000 square foot facility in Waterford, Maine. Lumber and supplies for both facilities are purchased from our main location in South Paris. Homes and buildings are manufactured in climate controlled facilities. We emphasize quality and conformance to all the local building codes where the home or building will be located. Independent building code inspectors are on site almost daily inspecting every stage of the manufacturing process.

Lumber costs are subject to market fluctuations. Some of our required construction materials are only available through limited sources in New England. KBS can source such items from other parts of the country if a New England supplier is unable to provide the material. We do not maintain long-term agreements with our suppliers and we purchase all of the materials used in our products through individual purchase orders. KBS keeps a limited inventory of most commonly used materials on hand at both locations.

Sales and Marketing

We market our products through direct sales people and through a network of independent dealers and contractors in New England. Our direct sales organization is responsible for all commercial building projects, and works with developers, architects, owners, and general contractors to establish the scope of work, terms of payment, and general conditions for each project. We also have a group of three employees who market single family homes directly to the public using model homes on our site in South Paris, Maine. Our sales people also work with independent dealers and contractors to accurately configure and place orders for single family homes for their end customers. Our network of independent dealers and contractors do not work with us exclusively, although many have KBS model homes on display at their retail centers. We do not assign exclusive territories to our independent dealers and contractors, but they tend to sell in areas of New England where they will not be competing against another KBS dealer or contractor.

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Our marketing efforts include participation in industry trade shows and production of product literature and sales support tools. These efforts are designed to generate sales leads for our independent builders and dealers, and direct salespeople.

Debt Financings

As reported in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 we had interest-bearing debt totaling approximately $16.1 million. Our debt includes approximately $5.5 million principal amount under a promissory note issued by our wholly-owned subsidiary KBS Builders, Inc. to the former owner of KBS as partial consideration for the acquisition (the “KBS Note”). We were unable to repay the KBS Note on its maturity date, December 1, 2014, and it remains unpaid as of the date hereof. Our debt also includes $6.0 million principal amount of promissory notes issued to LSVI and $4.5 million principal amount of promissory notes issued to Lone Star Value Co-Invest I, LP (“LSV Co-Invest I”). Interest on these notes is payable semiannually and any unpaid principal and interest is due on April 1, 2019. Jeffrey E. Eberwein, our Chairman of the Board, is the manager of LSVGP, the general partner of LSVI and LSV Co-Invest I, and sole member of LSVM, the investment manager of LSVI.

Net Operating Loss Carryforwards

As of December 31, 2014, we had approximately $90 million in federal NOLs, and state NOLs of approximately $35 million. Our ability to use NOLs to offset future taxable income will depend on the amount of taxable income we generate in future periods and whether we become subject to annual limitations on the amount of taxable income that may be offset by our NOLs.

Section 382 (“Section 382”) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes an annual limitation on the amount of taxable income that may be offset by a corporation’s NOLs if the corporation experiences an “ownership change” as defined in Section 382. An ownership change occurs when the corporation’s “5-percent shareholders” (as defined in Section 382) collectively increase their ownership in the corporation by more than 50 percentage points (by value) over a rolling three-year period. Additionally, various states have similar limitations on the use of state NOLs following an ownership change.

Our Charter includes provisions designed to protect the tax benefits of our NOLs by generally restricting any direct or indirect transfers of our common stock that increase the direct or indirect ownership of our common stock by any person from less than 4.99% to 4.99% or more, or increase the percentage of our common stock owned directly or indirectly by a person owning or deemed to own 4.99% or more of our common stock. Further, any direct or indirect transfer attempted in violation of these transfer restrictions will be void as of the date of the prohibited transfer as to the purported transferee. Additionally, we have adopted and our shareholders have approved our Rights Plan that generally is designed to deter any person from acquiring shares of our common stock if the acquisition would result in such person beneficially owning 4.99% or more of our common stock without the approval of our Board.

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OFFERING SUMMARY

The following summary describes the principal terms of the rights offering, but is not intended to be complete. See the information under the heading “The Rights Offering” in this prospectus for a more detailed description of the terms and conditions of the rights offering.

Securities Offered	We are distributing to you, at no charge, one non-transferable subscription right for each share of our common stock that you owned as of 5:00 p.m., Eastern Time, on [●], 2015, either as a holder of record or, in the case of shares held of record by custodian banks, brokers, dealers or other nominees on your behalf, as a beneficial owner of such shares.

Subscription Price	$[●] per share of common stock. To be effective, any payment related to the exercise of a subscription right must clear prior to the expiration of the rights offering period. You may exercise all or a portion of your subscription rights, or you may choose not to exercise any subscription rights at all.

Record Date	5:00 p.m., Eastern Time, on [●], 2015.

Expiration of the Rights Offering	5:00 p.m., Eastern Time, on [●], 2015. We may extend the rights offering without notice to you until [●], 2015.

Use of Proceeds	We expect the aggregate net proceeds from the rights offering to be approximately $[●] million if all subscription rights are exercised. We intend to use the net proceeds to repay a portion of our outstanding indebtedness and to provide for our general working capital needs. The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other funds. See “Use of Proceeds.”

Basic Subscription Right	Each subscription right entitles you to purchase one share of our common stock at a subscription price of $[●] per share. The number of subscription rights you may exercise appears on your rights certificate. We have NOL Protection Mechanics in place to preserve our ability to utilize our NOLs, including the ability to limit the amount of shares that certain shareholders may subscribe for.

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Over-Subscription Privilege	We do not expect all of our shareholders to exercise all of their basic subscription rights. If you fully exercise your basic subscription right, the over subscription privilege of each right entitles you to subscribe for additional shares of our common stock unclaimed by other holders of rights in this offering at the same subscription price per share. If an insufficient number of shares are available to fully satisfy all over-subscription privilege requests, the available shares will be distributed proportionately among rights holders who exercise their over-subscription privilege based on the number of shares each rights holder subscribed for under the basic subscription right. Also, we have NOL Protection Mechanics in place to preserve our ability to utilize our NOLs, including the ability to limit the amount of shares that certain shareholders may subscribe for.

Limitations on the Purchase of Shares	Shareholders who currently own, directly or indirectly, 62,199 shares or more, or who would increase their direct or indirect holdings from fewer than 62,199 to an amount equal to or greater than 62,199 shares, of our common stock by virtue of the exercise of their basic subscription rights and/or over-subscription privileges in this rights offering may not be able to subscribe to the extent otherwise allowable. If you currently own, directly or indirectly, 62,199 shares or more, or would potentially increase your direct or indirect holdings from fewer than 62,199 shares to an amount equal to or greater than 62,199 shares, but would like to participate in the rights offering, please contact the Company’s information agent, InvestorCom, Inc., to discuss your level of subscription, by email at info@investor-com.com, by telephone at (203) 972-9300 or toll free at (877) 972-0090, or by mail at 65 Locust Avenue, New Canaan, CT 06840. We will only permit such shareholders to participate in this offering up to such amounts as will not have an unfavorable effect on our ability to preserve our NOLs. We will reduce the amount of a subscription or an over-subscription exercise by the amount necessary in our sole discretion to preserve our ability to utilize our NOLs. See “NOL Protection Mechanics.” The subscription agent will return any excess payments by mail without interest or deduction promptly after the expiration of the subscription period.

NOL Protection Mechanics	We have implemented certain NOL Protection Mechanics and reserve the right to limit the exercise of subscription rights or over-subscription privileges by certain shareholders in order to protect against an unexpected “ownership change” for federal income tax purposes. See “The Rights Offering — NOL Protection Mechanics.” By signing the rights certificate and exercising your right, you are agreeing that:

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●	the NOL Protection Mechanics are valid, binding and enforceable against you and you will either make the representation set forth in the first bullet point below or, in the alternative, follow the procedures set forth in the second, third and fourth bullet points below:

	●	by purchasing shares of common stock, each subscriber will represent to us that it will not be, after giving effect to its basic subscription rights and/or over-subscription privileges, an owner, either direct or indirect, record or beneficial, or by application of Section 382 attribution provisions summarized above, of 62,199 shares or more of our common stock;

	●	if an exercise of basic subscription rights and/or over-subscription privileges would result in the subscriber owning, directly or indirectly, 62,199 shares or more of our common stock, the subscriber must notify the subscription agent at the telephone number set forth under the heading “The Rights Offering — Subscription Agent;”

	●	if requested, each subscriber will be required to provide us with additional information regarding the amount of common stock that the subscriber owns;

	●	we have the right to instruct the subscription agent to reduce the amount of a subscription or an over-subscription exercise by the amount necessary in our sole discretion to preserve our ability to utilize our NOLs;

●	any purported exercise of rights in violation of the NOL Protection Mechanics will be void and of no force and effect; and

●	we have the right to void and cancel (and treat as if never exercised) any exercise of rights, and shares issued pursuant to an exercise of rights, if any of the agreements, representations or warranties of a subscriber in the subscription documents are false.

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In order to participate in the rights offering, you must execute the subscription agreement. The NOL Protection Mechanics described above are binding and enforceable solely against those shareholders who properly execute the subscription agreement and the NOL Protection Mechanics relate solely to the exercise by shareholders of rights in this rights offering and do not restrict a shareholder’s ability to purchase shares other than in this rights offering.

Notwithstanding any of the foregoing, we do not intend to accept any subscriptions or over-subscriptions if we believe such subscriptions or over-subscriptions may have an unfavorable effect on our ability to preserve our NOLs.

Non-Transferability of Rights	The subscription rights may not be sold, transferred or assigned and will not be listed for trading on the NASDAQ Capital Market or on any other stock exchange or market.

No Board Recommendation	Our Board is not making any recommendation regarding the exercise of your subscription rights. You are urged to make your decision based on your own assessment of our business and the rights offering.

Revocation	All exercises of subscription rights are irrevocable, even if the market price of our common stock falls below the subscription price or you later learn of information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase shares of our common stock in the rights offering.

Material U.S. Federal Income Tax Considerations	For U.S. federal income tax purposes, common shareholders should not recognize gain or loss upon receipt or exercise of a subscription right. You should consult with your own tax advisor as to the tax consequences to you of the receipt, exercise or lapse of the rights in light of your particular circumstances. Please see “Material U.S. Federal Income Tax Consequences.”

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Extension and Cancellation	Although we do not presently intend to do so, we have the option to extend the rights offering expiration date, but in no event will we extend the rights offering beyond [●], 2015. The Board may cancel the rights offering at any time before its expiration for any reason. In the event that the rights offering is cancelled, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

Procedures for Exercising Rights	To exercise your subscription rights, you must take the following steps:

● If you hold an ATRM stock certificate, you must deliver payment and a properly completed and signed rights certificate to the subscription agent to be received before 5:00 p.m., Eastern Time, on [●], 2015. You may deliver the documents and payment by U.S. mail or courier service. If U.S. mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

● If you are a beneficial owner of shares that are registered in the name of a custodian bank, broker, dealer or other nominee, you will not receive a rights certificate. You should instruct your nominee to exercise your subscription rights on your behalf. Please follow the instructions of your nominee, who may require that you meet a deadline earlier than 5:00 p.m., Eastern Time, on [●], 2015.

Subscription Agent	We anticipate retaining Computershare Inc. to serve as the subscription agent. The subscription agent will hold funds received in payment for shares of our common stock in a segregated account pending completion of the rights offering. The subscription agent will hold this money in escrow until the rights offering is completed or is withdrawn and canceled. If the rights offering is canceled for any reason, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

Fees and Expenses	We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights (other than the subscription price). If you exercise your subscription rights through a custodian bank, broker, dealer or other nominee, you are responsible for paying any fees your nominee may charge you.

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Shares Outstanding Before the Rights Offering	As of June 19, 2015, 1,246,473 shares of our common stock were issued and outstanding.

Shares Outstanding After the Rights Offering	Assuming that all of the subscription rights are exercised, we will issue approximately [●] shares of common stock in this rights offering and, assuming no additional shares of common stock are issued by the Company prior to consummation of the rights offering, will have approximately [●] shares of common stock outstanding after consummation of this rights offering.

Trading Symbols	Our common stock is traded on the NASDAQ Capital Market under the trading symbol “ATRM.” The shares of common stock issued in the rights offering will also be listed on the NASDAQ Capital Market under the same symbol. The subscription rights will not be listed for trading on the NASDAQ Capital Market or any other stock exchange or market.

Risk Factors	Exercising the subscription rights and investing in our securities involve a high degree of risk. We urge you to carefully read the section entitled “Risk Factors” beginning on page 18 of this prospectus and all other information included in, or incorporated by reference into, this prospectus in its entirety before you decide whether to exercise your subscription rights.

Information Agent	You should direct any questions or requests for assistance concerning the method of subscribing for common shares or for additional copies of this prospectus to InvestorCom, Inc., the information agent, by e-mail at info@investor-com.com, by telephone at (203) 972-9300 or toll free at (877) 972-0090, or by mail at 65 Locust Avenue, New Canaan, CT 06840.

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RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information contained in our 2014 Form 10-K, including our consolidated financial statements and notes thereto, and the other documents incorporated by reference into this prospectus, before deciding whether to invest in our common stock. Additional risks and uncertainties that we are unaware of may become important factors that affect us. If any of these risks actually occurs, our business, financial condition or operating results may suffer, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO THE RIGHTS OFFERING

The future price of our shares of common stock may be less than the $[●] subscription price per share in the rights offering.

If you exercise your subscription rights to purchase shares of common stock in the rights offering, you may not be able to sell them later at or above the $[●] subscription price in the rights offering. The actual market price of our common stock could be subject to wide fluctuations in response to numerous factors, some of which are beyond our control. These factors include, among other things, our operating results and cash flow, business conditions in our industry, the general state of the securities markets, as well as general economic and market conditions, such as downturns in our economy and recessions.

You may be committed to buying common stock at a price above the prevailing market price of our common stock.

Once you exercise your subscription rights, you may not revoke them. If you exercise your subscription rights and, afterwards, the public trading market price of our shares of common stock decreases below the subscription price, you will have committed to buying shares of our common stock at a price above the prevailing market price and could have an immediate unrealized loss. Our common stock is traded on the NASDAQ Capital Market under the ticker symbol “ATRM,” and the last reported sales price of our common stock on the NASDAQ Capital Market on June 19, 2015 was $4.69 per share. We cannot assure you that the market price of our shares of common stock will not decline after you exercise your subscription rights. Moreover, we cannot assure you that following the exercise of your subscription rights you will be able to sell your shares of common stock at a price equal to or greater than the subscription price.

This offering may cause the market price of our common stock to decrease.

The subscription price, together with the number of shares of common stock we propose to issue and ultimately will issue in this rights offering, may result in an immediate decrease in the market price of our common stock. This decrease may continue throughout and after the completion of this rights offering. If that occurs, you may have committed to buy common stock in the rights offering at a price greater than the prevailing market price of our common stock. Further, if a substantial number of subscription rights are exercised and the subscribing holders choose to sell some or all of the shares of common stock received upon exercise of those rights, the resulting sales could depress the market price of our common stock. There is no assurance that following the rights offering you will be able to sell your common stock at a price equal to or greater than the subscription price.

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The subscription price determined by the Special Committee is not an indication of the fair value of our common stock and does not represent the price at which a buyer can be found for the shares now or in the future.

The terms of the rights offering, including the subscription price, were approved by the Special Committee. In determining the subscription price, the Special Committee considered a number of factors, including historical and current trading prices for our common stock, general business conditions, our need for capital, alternatives available to us for raising capital, potential market conditions, and our desire to provide an opportunity to our shareholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, the Special Committee also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, and the outlook for our industry, and our current financial condition.

The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of the common stock to be offered in the rights offering, nor is the subscription price necessarily a reflection of the market price at which our common stock currently sells or may sell in the future. You should not assume or expect that, after the rights offering, our common stock will trade at or above the subscription price. We can give no assurance that our common stock will trade at or above the subscription price in any given time period.

Your percentage ownership in the Company may be diluted as a result of this rights offering.

If you do not exercise your subscription rights or you exercise fewer than all of your rights, and other shareholders fully exercise their rights or exercise a greater proportion of their rights than you exercise, you will suffer dilution of your percentage ownership of our common stock relative to such other shareholders. As of June 19, 2015, there were 1,246,473 shares of common stock outstanding. If all of our shareholders exercise their subscription rights in full, we will issue [●] shares of common stock in the rights offering, which represents approximately [●]% of the [●] shares of common stock potentially outstanding upon the completion of the rights offering.

You may not revoke your exercise of rights.

Once you exercise your subscription rights, you may not revoke or change the exercise unless we are required by law to permit revocation. Accordingly, if you exercise your subscription rights and the market price of our common stock falls below the $[●] per share subscription price or you later learn information about us or the rights offering that you consider unfavorable to the exercise of your subscription rights, you will be committed to buying shares and may not revoke or change your exercise. The market price of our common stock may decline prior to the expiration of this offering, and a subscribing rights holder may not be able to sell the common stock purchased in this rights offering at a price equal to or greater than the subscription price. Until shares of common stock are delivered upon expiration of this rights offering, you will not be able to sell or transfer the common stock that you purchase in this rights offering.

We may cancel the rights offering at any time and for any reason prior to its expiration.

We may cancel the rights offering at any time and for any reason prior to its expiration. If we cancel the rights offering, neither the Company nor the subscription agent will have any obligation to you with respect to the rights except to return any payment received by the subscription agent, without interest or penalty.

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The subscription rights are non-transferable and thus there will be no market for them.

You may not sell, transfer or assign your subscription rights to anyone else. We do not intend to list the subscription rights on any securities exchange or any other trading market. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with them.

If you do not act on a timely basis and follow the subscription instructions, your exercise of subscription rights will be rejected.

Shareholders who desire to purchase shares in the rights offering must act on a timely basis to ensure that all required forms and payments are actually received by the subscription agent, and all payments clear, prior to the expiration of the rights offering. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to the expiration of the rights offering. We are not responsible if your broker, dealer, custodian bank or nominee fails to ensure that all required forms and payments are actually received by the subscription agent, and all payments clear, prior to the expiration of the rights offering.

If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the rights offering or your payment does not clear prior to the expiration of the rights offering period, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of any payment that was timely received and cleared. Neither we, nor the subscription agent, undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payments. We have the sole discretion to determine whether the exercise of your subscription rights properly and timely follows the subscription procedures.

You may not be able to fully subscribe or over-subscribe because of the limitations in our NOL Protection Mechanics.

We have NOL Protection Mechanics in place to preserve our ability to utilize our NOLs, including the ability to limit the amount of shares that certain shareholders may subscribe for. Shareholders who currently own, directly or indirectly, 62,199 shares or more, or who would increase their direct or indirect holdings from fewer than 62,199 shares to 62,199 shares or more, of our common stock by virtue of the exercise of their basic subscription rights and/or over-subscription privileges in this rights offering, may not be able to subscribe to the extent otherwise allowable without approval of the Board. Any shareholder that wishes to acquire beneficial ownership of 62,199 shares or more of our common stock may request that the Board approve such transaction in accordance with the terms of our NOL Protection Mechanics. However, we will only permit such shareholders to participate in this offering up to such amounts as will not jeopardize our NOLs. We will reduce the amount of a subscription or an over-subscription exercise by the amount necessary in our sole discretion to preserve our ability to utilize our NOLs. See “The Rights Offering — NOL Protection Mechanics.”

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By participating in this rights offering and executing a rights certificate, you are making binding and enforceable representations to the Company.

We have NOL Protection Mechanics in place to preserve our ability to utilize our NOLs against future taxable income, if any, which could be substantially reduced if we were to undergo an “ownership change” within the meaning of Section 382. Each shareholder who exercises their rights is required to agree to the application of the NOL Protection Mechanics solely relating to their exercise of rights in the rights offering. By signing the rights certificate and exercising their rights, each shareholder agrees, solely with respect to their exercise of rights in the rights offering, that:

●	the NOL Protection Mechanics are valid, binding and enforceable against such shareholder and each shareholder will either make the representation set forth in the first bullet point below or, in the alternative, follow the procedures set forth in the second, third and fourth bullet points below:

●	by purchasing shares of common stock, each subscriber will represent to us that it will not be, after giving effect to its basic subscription rights and/or over-subscription privileges, an owner, either direct or indirect, record or beneficial, or by application of Section 382 attribution provisions summarized above, of 62,199 shares or more of our common stock;

●	if an exercise of basic subscription rights and/or over-subscription privileges would result in the subscriber owning, directly or indirectly, 62,199 shares or more of our common stock, the subscriber must notify the subscription agent at the telephone number set forth under the heading “The Rights Offering — Subscription Agent;”

●	if requested, each subscriber will be required to provide us with additional information regarding the amount of common stock that the subscriber owns;

●	we have the right to instruct the subscription agent to reduce the amount of a subscription or an over-subscription exercise by the amount necessary in our sole discretion to preserve our ability to utilize our NOLs;

●	any purported exercise of rights in violation of the NOL Protection Mechanics will be void and of no force and effect; and

●	we have the right to void and cancel (and treat as if never exercised) any exercise of rights, and shares issued pursuant to an exercise of rights, if any of the agreements, representations or warranties of a subscriber in the subscription documents are false.

With respect to our discretion to instruct the subscription agent to refuse to honor any exercise of rights by 5-percent shareholders or a subscriber’s exercise to the extent an exercise might, in our sole and absolute discretion, result in the subscriber owning 4.99% or more of our common stock, we will reduce the amount of a subscription or an over-subscription exercise by the amount necessary in our sole discretion to preserve our ability to utilize our NOLs.

If you make payment of the subscription price by uncertified check, your check may not clear in sufficient time to enable you to purchase common stock in this rights offering.

Any uncertified check used to pay for common stock to be issued in this rights offering must clear prior to expiration of the rights offering, and the clearing process may require five or more business days. If you choose to exercise your subscription rights, in whole or in part, and to pay the subscription price by uncertified check and your check has not cleared prior to expiration of the rights offering, you will not have satisfied the conditions to exercise your subscription rights and will not receive the common stock you wished to purchase.

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You may not receive all of the shares for which you subscribe.

Exercise of the over-subscription privilege will only be honored if and to the extent that the basic subscription rights have not been exercised in full. If sufficient shares of common stock are available, we will seek to honor your over-subscription request in full. If, however, over-subscription requests exceed the number of shares of common stock available to be purchased pursuant to the over-subscription privilege, we will allocate the available shares of common stock proportionately among shareholders who exercised their over-subscription privileges based on the number of shares each shareholder subscribed for under their basic subscription rights, subject to the NOL Protection Mechanics. As a result, you may not receive any or all of the shares of common stock for which you exercise your over-subscription privilege.

As soon as practicable after the expiration date, the subscription agent will determine the number of shares of common stock that you may purchase pursuant to the over-subscription privilege. You will receive certificates representing these shares as soon as practicable after the expiration date and after all allocations and adjustments have been effected. If you request and pay for more shares than are allocated to you, we will refund the overpayment, without interest or deduction. In connection with the exercise of the over-subscription privilege, banks, brokers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to us and to the subscription agent as to the aggregate number of subscription rights exercised, and the number of shares of common stock requested through the over-subscription privilege, by each beneficial owner on whose behalf the nominee holder is acting.

You will not be able to sell or transfer the shares of common stock that you purchase pursuant to the exercise of subscription rights immediately upon expiration of the rights offering.

If you exercise your subscription rights, you will not be able to sell or transfer the common stock purchased by exercising your subscription rights until your account has been credited with those shares. Moreover, you will have no rights as a shareholder with respect to the shares purchased in the rights offering until we issue the shares to you. Although we will endeavor to issue the shares as soon as practicable after expiration of the rights offering, there may be a delay between the expiration date of the rights offering and the time that the shares are issued. Fluctuations in the market price of our common stock may occur between expiration of the rights offering and the time that shares are issued to you.

Because we do not have formal commitments from any of our shareholders to participate in the rights offering and because no minimum subscription is required, we cannot assure you of the amount of proceeds, if any, that we will receive from the rights offering.

We do not have formal commitments from any of our shareholders to participate in the rights offering and no minimum subscription is required for consummation of the rights offering. Although LSVI, which owns 167,885 shares of our common stock, or approximately 13.5% of the shares outstanding, has indicated to us that it intends to exercise all of its basic subscription rights as well as exercise its over-subscription privilege, subject to the limitations to comply with our NOL Protection Mechanics described herein, LSVI has not made a formal commitment to do so. We cannot assure you that any of our shareholders will exercise all or any part of their subscription rights, and as a result, we cannot assure you of the amount of proceeds that we will receive in the rights offering. Therefore, if you exercise all or any portion of your subscription rights, but other shareholders do not, we may not raise the desired amount of capital in this rights offering, the market price of our common stock could be adversely impacted and we may find it necessary to pursue alternative means of financing, which may be dilutive to your investment.

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We have broad discretion in the use of proceeds of the rights offering.

We are undertaking this rights offering in order to raise equity capital to repay a portion of our outstanding indebtedness and to provide for our general working capital needs. Our management will have considerable discretion in the application of the net proceeds from this rights offering, and it is possible that we may allocate the proceeds differently than investors in this rights offering may desire or that we may fail to maximize the return on these proceeds. You will be relying on the judgment of our management with regard to the use of proceeds from this rights offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. For more information, see “Use of Proceeds.”

RISKS RELATED TO OUR BUSINESS, INDUSTRY AND FINANCIAL CONDITION

We have a history of operating losses and substantial indebtedness. Future cash flows from operations and financings may not be sufficient to enable us to meet our obligations under our indebtedness, which likely would have a material adverse effect on our business, financial condition, and results of operations.

We have incurred significant operating losses in recent years and, as of March 31, 2015, we had an accumulated deficit of approximately $72 million. There can be no assurance that we will generate sufficient revenue in the future to cover our expenses and achieve profitability on a consistent basis or at all.

We have issued various unsecured promissory notes to finance our acquisition of KBS and provide for our general working capital needs. As of March 31, 2015, we had outstanding interest-bearing debt totaling approximately $16.1 million. Our debt includes approximately $5.5 million principal amount under a promissory note issued by our wholly-owned subsidiary KBS Builders, Inc. to the former owner of KBS as partial consideration for the acquisition (the “KBS Note”). We were unable to repay the KBS Note on its maturity date, December 1, 2014, and it remains unpaid as of the date hereof. Our debt also includes $6.0 million principal amount of promissory notes issued to LSVI and $4.5 million principal amount of promissory notes issued to LSV Co-Invest I. Interest on these notes is payable semiannually and any unpaid principal and interest is due on April 1, 2019. Jeffrey E. Eberwein, our Chairman of the Board, is the manager of LSVGP, the general partner of LSVI and LSV Co-Invest I, and sole member of LSVM, the investment manager of LSVI.

We are seeking to renegotiate the terms of the KBS Note and we intend to pursue new financing to replace the KBS Note and all or a portion of the debt owing to LSVI and LSV Co-Invest I and to provide for our general working capital needs. There can be no assurance we will be successful in obtaining any such new financing with terms favorable to us or at all. Until such time as we obtain such new financing, we may be dependent on LSVI and LSV Co-Invest I, or other third parties, to provide for our general working capital needs. Although not a binding commitment, LSVM has advised us of its present intention to continue to financially support us as we pursue new financing.

As of March 31, 2015, we had cash and cash equivalents of $0.7 million. There can be no assurance that our cash and cash equivalents, together with funds generated by our operations and any future financings, will be sufficient to satisfy our debt payment obligations, including but not limited to our obligation to pay all principal and interest under the KBS Note. Our inability to generate funds or obtain financing sufficient to satisfy our debt payment obligations may result in such obligations being accelerated by our lenders, which would likely have a material adverse effect on our business, financial condition and results of operations.

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We may need additional financing in order to execute our business plan and our ability to obtain such financing may be limited.

As a result of the limited amount of cash and cash equivalents on hand and our debt payment obligations, as well as our lack of a credit facility, we may need additional financing in order to effectively execute our business plan. There is no assurance that we will be able to obtain such additional financing, or that if available, it will be available to us on acceptable terms. Due to our history of operating losses and existing debt payment obligations, our ability to obtain such additional financing may be limited.

There can be no assurances as to the amount of earn-out payments we will receive from the transfer of our test handler product line to BSA.

Since we transferred our business of designing, manufacturing, marketing, and servicing a variety of equipment used in the handling of integrated circuits to BSA on April 22, 2014, our ability to generate revenue from the transferred business is limited to the earn-out payments we will receive under the terms of our agreement with BSA. Under the terms of such agreement, no earn-out payments will be earned after December 31, 2018. There can be no assurances of BSA’s ability to generate revenue from the transferred business or of the amount of earn-outs that we will receive under such agreement.

We are dependent on our senior management team and other key employees.

Our success depends, to a significant extent, on our senior management team and other key employees, including the successful integration of KBS management into our senior management team and the ability of other personnel or new hires to effectively replace key employees who may retire or resign. Failure to retain our leadership team and attract and retain new leadership and other important personnel could lead to ineffective management and operations, which could materially and adversely affect our business and operating results.

The cyclical and seasonal nature of the modular housing industry causes our revenues and operating results to fluctuate, and we expect this cyclicality and seasonality to continue in the future.

The modular housing industry is highly cyclical and seasonal and is influenced by many national and regional economic and demographic factors, including the availability of financing for homebuyers and developers, consumer confidence, interest rates, demographic and employment trends, income levels, housing demand, general economic conditions (including inflation and recessions), and the availability of suitable home sites. As a result of the foregoing economic, demographic, and other factors, our revenues and operating results have been volatile, and we expect this volatility to continue in the future. Unfavorable changes in any of the above factors or other issues could have an adverse effect on our revenue and earnings.

Our operating results could be adversely affected by changes in the cost and availability of raw materials.

Prices and availability of raw materials used to manufacture our products can change significantly due to fluctuations in supply and demand. Additionally, availability of the raw materials used to manufacture our products may be limited at times resulting in higher prices and/or the need to find alternative suppliers. Furthermore, the cost of raw materials may also be influenced by transportation costs. It is not certain that any price increases can be passed on to our customers without affecting demand or that limited availability of materials will not impact our production capabilities. The state of the financial and housing markets may also impact our suppliers and affect the availability or pricing of materials. Our inability to raise the price of our products in response to increases in prices of raw materials or to maintain a proper supply of raw materials could have an adverse effect on our revenue and earnings.

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We have material weaknesses in our internal control over financial reporting and concluded that our disclosure controls and procedures and internal control over financial reporting are not effective.

In April 2014 we acquired the assets and assumed certain liabilities related to the operations of KBS and transferred our test handler product line to BSA. As a result, the KBS business currently represents our primary business activity. Prior to the acquisition, the KBS operations were a privately-owned business with very limited administrative and accounting resources, outdated accounting software and generally weak accounting processes and internal control procedures. Due to the lack of adequate processes, procedures and controls at KBS, management concluded that we have material weaknesses in our internal control over financial reporting and that our disclosure controls and procedures and our internal control over financial reporting were not effective as of December 31, 2014. Specifically, material weaknesses were found in our financial reporting process with respect to (a) poor control over accounts payable cut-offs and (b) inadequate segregation of duties in certain accounting processes, including the cash receipts and disbursements processes and management of user access rights in our accounting system, partly as a result of our limited size and accounting staff. Our failure to successfully remediate these material weaknesses could cause us to fail to meet our reporting obligations and to produce timely and reliable financial information. Additionally, such failure could cause investors to lose confidence in our public disclosures, which could have a negative impact on our stock price. For a discussion of these material weaknesses and our remediation efforts, please see Part I, Item 4 “Controls and Procedures” of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015.

We have a few customers that account for a significant portion of our revenues, and the loss of these customers, or decrease in their demand for our products, could have a material adverse effect on our results.

We rely on a limited number of customers for a substantial percentage of our net sales and accounts receivable. For the year ended December 31, 2014, our top three customers accounted for 22%, 17%, and 11% of our net sales, respectively, and our top four customers accounted for 27%, 12%, 10% and 10% of our accounts receivable, respectively. A reduction, delay, or cancellation of orders from one or more of these significant customers, or the loss of one or more of these customers, would likely have an adverse impact on our operating results.

If we are unable to maintain or establish relationships with independent dealers and contractors who sell our homes, our revenue could decline.

During the year ended December 31, 2014, approximately 45% of our sales were made through our network of independent dealers and contractors. As is common in the industry, our independent dealers may also sell homes produced by competing manufacturers and can cancel their relationships with us on short notice. In addition, these dealers may not remain financially solvent, as they are subject to industry, economic, demographic and seasonal trends similar to those faced by us. If we are not able to maintain good relationships with our dealers and contractors or establish relationships with new solvent dealers or contractors, our revenue could decline.

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Due to the nature of our business, many of our expenses are fixed costs and if there are decreases in demand for our products, it may adversely affect our operating results.

Many of our expenses, particularly those relating to properties, capital equipment, and certain manufacturing overhead items, are fixed in the short term. Reduced demand for our products causes our fixed production costs to be allocated across reduced production volumes, which adversely affects our gross margins and profitability.

Certain actions taken in connection with reducing operating costs may have a negative impact on our business.

In the event of a housing downturn and a decline in our revenues, we may implement cost reduction actions such as temporary factory shutdowns, workforce reductions, pay freezes and reductions, and reductions in other expenditures. In doing so, we will attempt to maintain the necessary infrastructures to allow us to take full advantage of subsequent improvements in market conditions. However, there can be no assurance that reductions we may make in personnel and expenditure levels and the loss of the capabilities of personnel we have terminated or may terminate will not inhibit us in the timely ramp up of production in response to improving market conditions.

Due to the nature of the work we perform, we may be subject to significant liability claims and disputes.

We engage in services that can result in substantial injury or damages that may expose us to legal proceedings, investigations and disputes. For example, in the ordinary course of our business, we may be involved in legal disputes regarding personal injury and wrongful death claims, employee or labor disputes, professional liability claims, and general commercial disputes, as well as other claims. An unfavorable legal ruling against us could result in substantial monetary damages. Although we have adopted a range of insurance, risk management, safety, and risk avoidance programs designed to reduce potential liabilities, there can be no assurance that such programs will protect us fully from all risks and liabilities. If we sustain liabilities that exceed our insurance coverage or for which we are not insured, it could have a material adverse impact on our results of operations and financial condition.

Legal actions brought against us may adversely affect our operating results and cash flows.

As discussed in the Legal Proceedings section of our 2014 Form 10-K and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, we are a defendant in a lawsuit filed by UTHE Technology Corporation. We believe this lawsuit is without merit and intend to vigorously defend ourselves against all of the allegations in the complaint. However, an unfavorable outcome and/or the costs associated with this and/or other legal proceedings could have a material adverse effect on our operating results and cash flows.

RISKS RELATED TO OUR SECURITIES

There is a limited market for our common stock.

There is a limited public market for our common stock. The average daily trading volume in our common stock during the fiscal year 2014 was approximately 17,000 shares per day. We cannot provide assurances that a more active trading market will develop or be sustained. As a result of low trading volume in our common stock, the purchase or sale of a relatively small number of securities could result in significant price fluctuations and it may be difficult for holders to sell their securities without depressing the market price for such securities.

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We have received notice from The NASDAQ Stock Market LLC that we are not in compliance with certain requirements for continued listing of our common stock on the Nasdaq Capital Market. If we are not able to regain compliance with such requirements within the timeframe set by Nasdaq, or if we otherwise fail to comply with continued listing requirements, our common stock may be delisted.

On April 14, 2015, we received a letter from the NASDAQ Listing Qualifications Department stating that we did not meet the minimum of $2,500,000 in shareholders’ equity required for continued listing of our common stock on the NASDAQ Capital Market under NASDAQ Listing Rule 5550(b)(1), and that as of April 13, 2015, we did not meet the alternatives of market value of listed securities or net income from continuing operations, and therefore we are not in compliance with Rule 5550(b). We submitted, and NASDAQ accepted, a plan for us to regain compliance with NASDAQ Listing Rule 5550(b), as a result of which NASDAQ granted us an exception until October 12, 2015 for us to evidence compliance. However, there can be no assurance that we will be able to implement the plan and regain compliance within the required timeframe.

If we fail to regain compliance with, or otherwise fail to comply with, all applicable continued requirements, NASDAQ may determine to delist our common stock, which could substantially decrease trading in our common stock and adversely affect the market liquidity of our common stock and cause the market price of our common stock to decline.

Our ability to use our NOLs to offset future taxable income for U.S. income tax purposes may be limited.

As of December 31, 2014, we had federal NOLs of approximately $90 million and state NOLs of approximately $35 million. Our ability to use NOLs to offset future taxable income will depend on the amount of taxable income we generate in future periods and whether we become subject to annual limitations on the amount of taxable income that may be offset by our NOLs.

Section 382 imposes an annual limitation on the amount of taxable income that may be offset by a corporation’s NOLs if the corporation experiences an “ownership change” as defined in Section 382. An ownership change occurs when the corporation’s “5-percent shareholders” (as defined in Section 382) collectively increase their ownership in the corporation by more than 50 percentage points (by value) over a rolling three-year period. Additionally, various states have similar limitations on the use of state NOLs following an ownership change.

Our Charter includes provisions designed to protect the tax benefits of our NOLs by generally restricting any direct or indirect transfers of our common stock that increase the direct or indirect ownership of our common stock by any person from less than 4.99% to 4.99% or more, or increase the percentage of our common stock owned directly or indirectly by a person owning or deemed to own 4.99% or more of our common stock. Further, any direct or indirect transfer attempted in violation of these transfer restrictions will be void as of the date of the prohibited transfer as to the purported transferee. Additionally, we have adopted and our shareholders have approved our Rights Plan that generally is designed to deter any person from acquiring shares of our common stock if the acquisition would result in such person beneficially owning 4.99% or more of our common stock without the approval of the Board.

Although these measures are intended to reduce the likelihood of an ownership change, we cannot assure you that they will prevent all transfers of our common stock that could result in such an ownership change. Further, these measures could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, ATRM or a large block of our common stock, which may adversely affect the marketability, and depress the market price, of our common stock. In addition, these provisions could delay or frustrate the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving us, or impede an attempt to acquire a significant or controlling interest in us, even if such events might be beneficial to us and our shareholders.

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USE OF PROCEEDS

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the rights offering will be until the rights offering is completed, assuming all subscription rights are exercised, we estimate that the aggregate proceeds from the rights offering, before deducting estimated offering expenses, will be approximately $[●] million. We intend to use the net proceeds we receive from the rights offering to repay a portion of our outstanding indebtedness and to provide for our general working capital needs.

The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other funds. Our management will have considerable discretion in the application of the net proceeds from this rights offering, and it is possible that we may allocate the proceeds differently than investors in this rights offering may desire or that we may fail to maximize the return on these proceeds. You will be relying on the judgment of our management with regard to the use of proceeds from this rights offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately.

CAPITALIZATION

The following table sets forth our capitalization at March 31, 2015 and as adjusted to reflect the sale of [●] shares of our common stock, assuming all subscription rights are exercised, at the subscription price of $[●] per share and the receipt of the net proceeds from the rights offering after deducting estimated offering expenses in the amount of $[●]. The table does not reflect the use of proceeds from the rights offering. The information presented in the table below should be read in conjunction with the consolidated financial statements and notes thereto incorporated by reference into this prospectus.

	Actual as of March 31, 2015 (unaudited)	As Adjusted for Rights Offering
	$(in thousands, except per share data)
SHAREHOLDERS’ EQUITY (DEFICIT):
Common stock, $0.001 par value, 3,000,000 shares authorized; 1,186,473 shares issued and outstanding, actual, and approximately [●] shares outstanding, as adjusted	1	[●]
Additional paid-in capital	66,335	[●]
Accumulated deficit	(71,796)	[●]
Total shareholders’ deficit	(5,460)	[●]
Total liabilities and shareholders’ deficit	$17,615	[●]

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PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is listed and traded on the NASDAQ Capital Market under the symbol “ATRM.” On [●], 2015, the most recent practicable date before the date of this prospectus, we had [●] shares of common stock outstanding and approximately [●] holders of record of the common stock, and the closing price of our common stock as reported on the NASDAQ Capital Market was $[●] per share.

The following table summarizes the high and low closing sale prices per share of our common stock for the periods indicated, as reported on the Nasdaq Capital Market. These prices do not include adjustments for retail mark-ups, markdowns or commissions.

	Price Range
	Low	High
Year ending December 31, 2015
First Quarter	$2.46	$4.12
Second Quarter (through June 19, 2015)	$2.27	$4.97
Year ended December 31, 2014
First Quarter	$4.65	$7.66
Second Quarter	$4.30	$6.10
Third Quarter	$4.30	$5.62
Fourth Quarter	$2.61	$4.32
Year ended December 31, 2013
First Quarter	$4.70	$8.40
Second Quarter	$5.10	$8.40
Third Quarter	$2.90	$5.30
Fourth Quarter	$3.01	$12.40

The foregoing table shows only historical comparisons. These comparisons may not provide meaningful information to you in determining whether to purchase shares of common stock in this rights offering. You are urged to obtain current market quotations for our common stock and to review carefully the other information contained in this prospectus.

We have never paid cash dividends on our common stock. We currently intend to retain any earnings for use in our operations and do not anticipate paying cash dividends in the foreseeable future.

THE RIGHTS OFFERING

The following describes the rights offering in general and assumes, unless specifically provided otherwise, that you are a record holder of our common stock on the record date. If you hold your shares in a brokerage account or through a broker, dealer, custodian bank or other nominee, please also refer to “—Method of Exercising Subscription Rights — Subscription by Beneficial Owners.”

The Subscription Rights

We are distributing to holders of shares of our common stock as of 5:00 p.m., Eastern Time, on [●], 2015, which is the record date for the rights offering, at no charge, non-transferable subscription rights to purchase shares of our common stock at $[●] per share. Each holder of record of our common stock will receive one subscription right for each share of our common stock owned by such holder as of 5:00 p.m., Eastern Time, on the record date. Each subscription right entitles the holder to a basic subscription right and an over-subscription privilege (each, as described below). The subscription rights entitle the holders of our common stock to purchase an aggregate of [●] shares of our common stock for an aggregate subscription price of approximately $[●] million. The shares to be issued in the rights offering, like our existing shares of common stock, will be traded on the NASDAQ Capital Market under the symbol “ATRM.”

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Basic Subscription Right. The basic subscription right provides the holder of the subscription right the opportunity to purchase [●] shares of our common stock at subscription price of $[●] per share, subject to delivery of the required documents and payment of the subscription price prior to the expiration of the rights offering. You may exercise all or a portion of your basic subscription rights or you may choose not to exercise any subscription rights at all. However, if you exercise less than all of your basic subscription rights, you will not be entitled to purchase shares under the over-subscription privilege.

Over-Subscription Privilege. Subject to the allocation described below, each basic subscription right also grants the holder an over-subscription privilege to purchase additional shares of our common stock that are not purchased by other rights holders pursuant to their basic subscription rights. You are entitled to exercise your over-subscription privilege only if you exercise your basic subscription right in full.

If you wish to exercise your over-subscription privilege, you should indicate the number of additional shares that you would like to purchase in the space provided on your rights certificate, as well as the number of shares that you beneficially own without giving effect to any shares to be purchased in this offering. When you send in your rights certificate, you must also send the full subscription price in cash for the number of additional shares that you have requested to purchase (in addition to the payment in cash due for shares purchased through your basic subscription right). If an insufficient number of shares is available to fully satisfy all over-subscription requests, the available shares will be distributed proportionately among shareholders who exercised their over-subscription privileges based on the number of shares each shareholder subscribed for under their basic subscription rights, subject to the NOL Protection Mechanics.

Also, we have NOL Protection Mechanics in place to preserve our ability to utilize our NOLs, including the ability to limit the amount of shares that certain shareholders may subscribe for. Shareholders who currently own, directly or indirectly, 62,199 shares or more, or who would increase their direct or indirect holdings from fewer than 62,199 shares to an amount equal to or greater than 62,199 shares, of our common stock by virtue of the exercise of their basic subscription rights and/or over-subscription privileges in this rights offering may not be able to over-subscribe to the extent otherwise allowable. We will only permit such shareholders to participate in this offering up to such amounts as will not jeopardize our NOLs.

We will reduce the amount of a subscription or an over-subscription exercise by the amount necessary in our sole discretion to preserve our ability to utilize our NOLs. The subscription agent will return any excess payments by mail without interest or deduction promptly after the expiration of the subscription period.

As soon as practicable after the expiration date, the subscription agent will determine the number of shares of common stock that you may purchase pursuant to the over-subscription privilege. You will receive certificates representing these shares as soon as practicable after the expiration date and after all allocations and adjustments have been effected. If you request and pay for more shares than are allocated to you, we will refund the overpayment, without interest or deduction. In connection with the exercise of the over-subscription privilege, banks, brokers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to us and to the subscription agent as to the aggregate number of subscription rights exercised, and the number of shares of common stock requested through the over-subscription privilege, by each beneficial owner on whose behalf the nominee holder is acting.

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Reasons for the Rights Offering

We are engaging in the rights offering to raise equity capital principally to continue to fund our efforts related to the repayment of debt and for working capital purposes. The Board has chosen, as recommended by management, to raise capital through a rights offering to give all our shareholders the opportunity to limit ownership dilution by buying additional shares of common stock. The Board also considered several alternative capital raising methods prior to concluding that the rights offering was the appropriate option under the current circumstances. The Board believes that the rights offering will strengthen the Company’s financial condition by generating additional cash and increasing its capital position. In addition, the Board does not expect this rights offering to adversely impact the value of the Company’s NOLs. For additional information on our NOLs, please see “Summary — Net Operating Loss Carryforwards.”

Based on its consideration of these factors, the information and analyses regarding the rights offering prepared by management and the recommendation of management that the rights offering is in the best interests of the Company in light of the information available to management, and the additional information and documentation reviewed by the Board, the Board approved the rights offering and determined that the rights offering is in the best interests of the Company and its shareholders. However, the Board is not making any recommendation regarding your exercise of the subscription rights. We cannot assure you that we will not need to seek additional financing or engage in additional capital offerings in the future or that the rights offering will raise sufficient capital to provide for our general working capital needs.

Determination of Subscription Price

In determining the subscription price, the Special Committee considered a number of factors, including: the price at which our shareholders might be willing to participate in the rights offering; historical and current trading prices for, and the liquidity of, our common stock; the likely cost of capital and the Company’s ability to access such capital; the impact of the rights offering on the Company’s NOL position; and the desire to provide an opportunity to our shareholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, the Board also reviewed our history and prospects, including our past and present earnings and losses, our prospects for future earnings, our current financial condition, market conditions, and subscription prices in various rights offerings for other companies. The Board did not request and has not received a fairness opinion regarding the subscription price. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the rights offering.

We cannot assure you that the market price of our shares of common stock will not decline during or after the rights offering. We also cannot assure you that you will be able to sell shares of our common stock purchased during the rights offering at a price equal to or greater than the subscription price. We urge you to obtain a current quote for our common stock before exercising your subscription rights.

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Method of Exercising Subscription Rights

One non-transferable subscription right is being distributed for each share of our common stock that you owned as of 5:00 p.m., Eastern Time, on [●], 2015, the record date for the rights offering. The exercise of subscription rights is irrevocable and may not be cancelled or modified. You may exercise your subscription rights as follows:

Subscription by Registered Holders. If you are a registered holder of shares of our common stock, the number of subscription rights you may exercise is indicated on the enclosed rights certificate. You may exercise your subscription rights by properly completing and executing the rights certificate and forwarding it, together with your full payment, to the subscription agent at the address set forth below under “—Subscription Agent,” to be received prior to 5:00 p.m., Eastern Time, on [●], 2015, the expiration date for the rights offering.

Subscription by Beneficial Owners. If you are a beneficial owner of shares of our common stock that are registered in the name of a custodian bank, broker, dealer or other nominee, you will not receive a rights certificate. Instead, one subscription right will be issued to the nominee record holder for each share of our common stock that you own at the record date. If you are not contacted by your nominee, you should promptly contact your nominee in order to subscribe for shares of our common stock in the rights offering.

If you hold your shares of common stock in the name of a custodian bank, broker, dealer or other nominee, your nominee will exercise the subscription rights on your behalf in accordance with your instructions. Your nominee may establish a deadline that may be before 5:00 p.m., Eastern Time, on [●], 2015, the expiration date for the rights offering.

Payment Method

As described in the instructions accompanying the rights certificate, all payments submitted to the subscription agent must be made in full United States currency by:

●	check or bank draft payable to Computershare Inc., the subscription agent, drawn upon a United States bank; or

●	wire transfer to Computershare Inc., the subscription agent.

Payment will be deemed to have been received by the subscription agent only upon the subscription agent’s receipt of any certified check, bank check or wire transfer or, in the case of an uncertified personal check, receipt and clearance of such check.

Please note that funds paid by uncertified personal check may take at least seven business days to clear. Accordingly, if you wish to pay by means of an uncertified personal check, we urge you to make payment sufficiently in advance of the expiration date to ensure that the subscription agent receives cleared funds before that time. In order to ensure timely receipt of funds, we urge you to consider payment by means of a certified check, bank check, bank draft or money order.

Your subscription rights will not be successfully exercised unless the subscription agent actually receives from you, your custodian bank, broker, dealer or other nominee, as the case may be, all of the required documents and your full subscription price payment (and your payment has cleared) prior to 5:00 p.m., Eastern Time, on [●], 2015, the scheduled expiration date of the rights offering.

You should read and follow the instructions accompanying the rights certificate carefully. As described in the instructions accompanying the rights certificate, in certain cases additional documentation or signature guarantees may be required.

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The method of delivery of payments of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those documents and payments by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure timely delivery to the subscription agent. Do not send or deliver these materials to us.

There is no sales fee or commission payable by you in connection with the issuance of subscription rights or the issuance of shares of common stock if you exercise your subscription rights (other than the subscription price). We will pay all fees charged by the subscription agent. However, if you exercise your subscription rights through a custodian bank, broker, dealer or other nominee, you are responsible for paying any other commissions, fees, taxes or other expenses your nominee may charge you in connection with the exercise of the subscription rights.

Medallion Guarantee May Be Required

Your signature on your rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

●	you provide on the rights certificate that shares are to be delivered in your name and to your address of record, as imprinted on the face of the rights certificate; or

●	you are an eligible institution.

Delivery to any address or by a method other than those set forth above does not constitute valid delivery.

Limit on How Many Shares of Common Stock You May Purchase in the Rights Offering

In addition to any limitation resulting from allocation of over-subscription shares, in order to protect the Company from loss of its NOLs and ensure compliance with the NOL protective provisions of our Charter and the Rights Plan, a person or entity, together with related persons or entities, may not exercise subscription rights (including the over-subscription privilege) to purchase shares of our common stock in this rights offering that would result in such person or entity, together with any related persons or entities, owning, directly or indirectly, 62,199 shares or more of our common stock upon the consummation of the rights offering, unless otherwise determined by the Company to not have an unfavorable effect on our ability to preserve our NOLs. If you currently own, directly or indirectly, 62,199 shares or more, or would potentially increase your direct or indirect holdings from fewer than 62,199 shares to an amount equal to or greater than 62,199 shares, of our common stock, but would like to participate in the rights offering, please contact the Company’s information agent, InvestorCom, Inc., to discuss your level of subscription, by email at info@investor-com.com, by telephone at (203) 972-9300 or toll free at (877) 972-0090, or by mail at 65 Locust Avenue, New Canaan, CT 06840. Without limiting the foregoing, we do not intend to accept any subscriptions pursuant to the basic subscription rights or over-subscription privileges if we believe such subscriptions or over-subscriptions may have an unfavorable effect on our ability to preserve our NOLs. See “The Rights Offering — NOL Protection Mechanics.”

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Missing or Incomplete Subscription Information

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms you submit, the payment received will first be applied, to the fullest extent possible based on the amount of the payment received, to exercise your basic subscription rights and will thereafter be applied, to the fullest extent possible based on the amount of excess payment received, to exercise your over-subscription privilege, if applicable, subject to the availability of over-subscription shares.

Any excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty, following the expiration of the rights offering.

If you deliver your rights certificate and other documents or payment in a manner different from that described in this prospectus, we may not honor the exercise of your subscription rights.

Expiration Date

The period during which you may exercise your subscription rights expires at 5:00 p.m., Eastern Time, on [●], 2015. If you do not exercise your subscription rights prior to that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares of our common stock to you if the subscription agent receives your rights certificate or your subscription payment after that time. We have the option to extend the rights offering without notice to you. In no event will the expiration date be later than [●], 2015. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than the next business day after the Board extends the rights offering.

If you hold your shares of common stock in the name of a custodian bank, broker, dealer or other nominee, your nominee will exercise the subscription rights on your behalf in accordance with your instructions. Your nominee may establish a deadline that may be before 5:00 p.m., Eastern Time, on [●], 2015, the expiration date for the rights offering.

Conditions, Withdrawal and Termination

We reserve the right to withdraw the rights offering at any time for any reason. In addition, we may terminate the rights offering if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of the Board would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. If we cancel the rights offering, all affected subscription rights will expire without value, and all subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

Subscription Agent

We anticipate retaining Computershare Inc. to serve as the subscription agent for the rights offering. The subscription agent will maintain the list of subscriptions and calculate any necessary allocations of over-subscription privileges. We will pay all fees and expenses of the subscription agent related to the rights offering and have also agreed to indemnify the subscription agent from certain liabilities that it may incur in connection with the rights offering. If your shares are held in the name of a broker, dealer, custodian bank or other nominee, then you should send your subscription documents and subscription payment to that record holder. If you are the record holder, then you should send your rights certificate and other documents and subscription payment to the address provided below. If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent. Do not send or deliver these materials to ATRM.

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By Registered Certified or Express Mail	Overnight Courier

Computershare Trust Company, N.A.	Computershare Trust Company, N.A.
c/o Voluntary Corporate Actions	c/o Voluntary Corporate Actions
P.O. Box 43011	250 Royall Street Suite V
Providence, RI 02940	Canton, MA 02021

Information Agent

The information agent for this rights offering is InvestorCom, Inc. We will pay all fees and expenses of the information agent related to the rights offering and have also agreed to indemnify the information agent from certain liabilities that it may incur in connection with the rights offering. The information agent can be contacted at the following address and telephone number:

InvestorCom, Inc.

65 Locust Avenue

New Canaan, CT 06840

Telephone: (203) 972-9300

Toll Free: (877) 972-0090

Fax: (203) 966-6478

E-mail: info@investor-com.com

No Fractional Shares

We will not issue fractional shares in connection with the rights offering. Fractional shares of our common stock resulting from the exercise of the basic subscription rights or over-subscription privileges will be eliminated by rounding down to the nearest whole share. Any excess subscription payments received by the subscription agent will be returned promptly, without interest, following expiration of the rights offering.

Notice to Nominees

If you are a custodian bank, broker, dealer or other nominee who holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owners with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial holder so instructs, you should complete the rights certificate and submit it to the subscription agent together with the form entitled “Nominee Holder Election Form” and with the proper payment. We will provide the Nominee Holder Election Form to you with your rights offering materials. If you did not receive this form, you should contact the information agent to request a copy. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the Nominee Holder Election Form.

In the case of subscription rights that you hold of record on behalf of others through DTC, those subscription rights may be exercised by instructing DTC to transfer the subscription rights from your DTC account to the subscription agent’s DTC account, and by delivering to the subscription agent the required certification as to the number of shares subscribed for pursuant to the exercise of the subscription rights of the beneficial owners on whose behalf you are acting, together with payment of the full subscription price.

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Beneficial Owners

If you are a beneficial owner of shares of our common stock and will receive your subscription rights through a custodian bank, broker, dealer or other nominee, we will ask your nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your custodian bank, broker, dealer or other nominee act for you, as described above. To indicate your decision with respect to your subscription rights, you should follow the instructions of your nominee. If you wish instead to obtain a separate rights certificate, you should contact your nominee as soon as possible and request that a rights certificate be issued to you. You should contact your nominee if you do not receive notice of the rights offering, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the notice by mail or otherwise from your nominee or if you receive notice without sufficient time to respond to your nominee by the deadline established by your nominee, which may be before 5:00 p.m., Eastern Time, on [●], 2015, the expiration date.

Non-Transferability of Subscription Rights

The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone. The subscription rights will not be listed for trading on the NASDAQ Capital Market or any other stock exchange or market. The shares of our common stock issuable upon exercise of the subscription rights will be listed on the NASDAQ Capital Market under the ticker symbol “ATRM.”

Validity of Subscriptions

We will resolve, in our sole discretion, all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither ATRM nor the subscription agent shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the rights offering, only when a properly completed and duly executed rights certificate and any other required documents and the full subscription payment have been received by the subscription agent. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Escrow Arrangements; Return of Funds

Computershare Inc., the subscription agent, will hold funds received in payment for shares of our common stock in a segregated account pending completion of the rights offering. The subscription agent will hold this money in escrow until the rights offering is completed or is withdrawn or terminated. If the rights offering is canceled for any reason, all subscription payments received by the subscription agent will be returned to subscribers, without interest or penalty, as soon as practicable.

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Uncertificated Shares of Common Stock

All shares of our common stock that you purchase in the rights offering will be issued in book-entry, or uncertificated, form. When issued, the shares will be registered in the name of the subscription rights holder of record. As soon as practicable after the expiration of the rights offering, the subscription agent will arrange for issuance to each subscription rights holder of record that has validly exercised its subscription rights the shares of common stock purchased in the rights offering. Subject to state securities laws and regulations, we have the discretion to delay distribution of any shares you may have elected to purchase by exercise of your rights in order to comply with state securities laws.

Rights of Subscribers

You will have no rights as a shareholder with respect to the shares of our common stock purchased in the rights offering until your account, or your account at your broker, dealer, custodian bank or other nominee, is credited with such shares.

Foreign Shareholders

We will not mail this prospectus or rights certificates to shareholders with addresses that are outside the United States or that have an army post office or foreign post office address. The subscription agent will hold these rights certificates for their account. To exercise subscription rights, our foreign shareholders must notify the subscription agent prior to 5:00 p.m., Eastern Time, at least three business days prior to the expiration of the rights offering (or, if the rights offering is extended, on or before three business days prior to the extended expiration date) and demonstrate to the satisfaction of the subscription agent that the exercise of such subscription rights does not violate the laws of the jurisdiction of such shareholder.

No Revocation or Change

All exercises of subscription rights are irrevocable. Once you submit the rights certificate or have instructed your nominee of your subscription request, you are not allowed to revoke or change the exercise or request a refund of monies paid, unless we are required by law to grant revocation rights, even if the market price of our common stock falls below the $[●] per share subscription price or you learn information about us or the rights offering that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase the shares of our common stock offered pursuant to the rights offering.

Material U.S. Federal Income Tax Treatment of Rights Distribution

The receipt and exercise of subscription rights by common shareholders should generally not be taxable for U.S. federal income tax purposes. You should seek specific tax advice from your tax advisor in light of your particular circumstances and as to the applicability and effect of any other tax laws. See “Material U.S. Federal Income Tax Consequences.”

No Recommendation to Rights Holders

The Board is not making any recommendation regarding your exercise of the subscription rights. Shareholders who exercise subscription rights risk investment loss on new money invested. We cannot predict the price at which our shares of common stock will trade and, therefore, we cannot assure you that the market price for our common stock will be above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see “Risk Factors” for a discussion of the risks related to the rights offering and the risks involved in investing in our common stock.

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NOL Protection Mechanics

Our ability to utilize our NOLs against future taxable income, if any, could be substantially reduced if we were to undergo an “ownership change” within the meaning of Section 382. Section 382 imposes an annual limitation on the amount of taxable income that may be offset by a corporation’s NOLs if the corporation experiences an “ownership change” to an annual amount equal to the value of the company (generally measured by the value of its outstanding stock) multiplied by the long-term tax-exempt rate. An ownership change occurs when the corporation’s “5-percent shareholders” (as defined in Section 382) collectively increase their ownership in the corporation by more than 50 percentage points (by value) over a rolling three-year period. In determining ownership, certain attribution provisions and constructive ownership provisions apply, including the following:

●	Any family group consisting of an individual, spouse, children, grandchildren and parents are treated as one person. Note that an individual can be treated as a member of several different family groups. For example, your family group would include your spouse, children, father and mother, but your mother’s family group would include her spouse, all her children and her grandchildren.

●	Any common stock owned by any entity will generally be attributed proportionately to the ultimate owners of that entity. Attribution will also occur through tiered entity structures.

●	Any persons or entities acting in concert or having a formal or informal understanding among themselves to make a coordinated purchase of common stock will be treated as one shareholder.

●	Ownership may not be structured with an abusive principal purpose of avoiding these rules.

We have the right, in our sole and absolute discretion, to limit the exercise of subscription rights or over-subscription privileges, including instructing the subscription agent to reduce the amount of a subscription or an over-subscription exercise by the amount necessary in our sole discretion to preserve our ability to utilize our NOLs.

In order to protect against an unexpected “ownership change” for federal income tax purposes, we have implemented the following NOL Protection Mechanics whereby each shareholder will either make the representation set forth in the first bullet point below or, in the alternative, follow the procedures set forth in the second, third and fourth bullet points below:

●	by purchasing shares of common stock, each subscriber will represent to us that it will not be, after giving effect to its basic subscription rights and/or over-subscription privileges, an owner, either direct or indirect, record or beneficial, or by application of Section 382 attribution provisions summarized above, of 62,199 shares or more of our common stock;

●	if an exercise of basic subscription rights and/or over-subscription privileges would result in the subscriber owning, directly or indirectly, 62,199 shares or more of our common stock, the subscriber must notify the subscription agent at the telephone number set forth under the heading “The Rights Offering — Subscription Agent;”

●	if requested, each subscriber will be required to provide us with additional information regarding the amount of common stock that the subscriber owns;

●	we have the right to instruct the subscription agent to reduce the amount of a subscription or an over-subscription exercise by the amount necessary in our sole discretion to preserve our ability to utilize our NOLs.

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The foregoing NOL Protection Mechanics and following representations are binding and enforceable solely against shareholders who properly execute the rights certificate and relate solely to the exercise of rights in this rights offering. All shareholders who have not properly executed the rights certificate and agreed to the representations contained therein prior to the expiration date will not be able to participate in the rights offering and their rights will expire unexercised.

By signing the rights certificate and exercising rights in the rights offering, you agree that:

●	the NOL Protection Mechanics are valid, binding and enforceable against you;

●	any purported exercise of rights in violation of the NOL Protection Mechanics will be void and of no force and effect; and

●	we have the right to void and cancel (and treat as if never exercised) any exercise of rights, and shares issued pursuant to an exercise of rights, if any of the agreements, representations or warranties of a subscriber in the subscription documents are false.

Shareholders that currently hold, directly or indirectly, 4.99% or more of our outstanding common stock (i.e., 62,199 shares or more) may be permitted to participate in the rights offering up to such amounts as will not jeopardize our NOLs.

If you attempt to exercise your subscription rights or over-subscription privileges and as a result of the limitations set forth herein, we are unable to issue you the full amount of shares of common stock requested, we will return to you any additional funds submitted promptly, without interest or deduction, and will allocate the additional shares to all other shareholders who are not so limited and who have properly exercised their subscription rights or over-subscription privileges. Such other shareholders shall receive the additional shares in proportion to the number of shares each such other shareholder purchased through their basic subscription rights compared to the shares purchased by the remaining other shareholders purchased through their basic subscription rights, subject to the NOL Protection Mechanics.

Illustration of Protection Mechanics

Upon receipt by the shareholders of record as of the prospectus and subscription materials relating to the rights offering, each shareholder will decide whether he, she or it will elect to exercise their basic subscription rights and any over-subscription privileges that may be available.

Shareholders who seek to exercise their basic subscription rights and/or over-subscription privileges and (a) currently own, directly or indirectly, fewer than 62,199 shares and (b) know that they will not own, directly or indirectly, 62,199 shares or more as a result of exercise of basic subscription rights and over-subscription privileges, will sign the subscription rights certificate and thereby represent to the Company, among other things, that they will not be, after giving effect to the purchase of our common stock, an owner, either direct or indirect, record or beneficial, or by application of Section 382 attribution provisions, of 62,199 shares or more of our common stock.

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Shareholders who seek to exercise their basic subscription rights and/or over-subscription privileges and either (a) currently own, directly or indirectly, 62,199 shares or more prior to the rights offering, or (b) as a result of exercising their basic subscription rights and/or over-subscription privileges will own, directly or indirectly, 62,199 shares or more (collectively, the “Protection Shareholders”), will need to comply with the following NOL Protection Mechanics:

●	the Protection Shareholder must notify the subscription agent at the telephone number set forth under the heading “Subscription Agent;” and

●	the Protection Shareholder will be required to provide the Company with (a) his, her or its history of share ownership of the past three years, (b) the date of their first purchase of Company stock, and (c) such other information as may be requested.

In the event that a shareholder does not verify that he, she or it currently owns, directly or indirectly, fewer than 62,199 shares of our common stock and will not own, directly or indirectly, an amount equal to or exceeding that number of shares as a result of exercise of his, her or its basic subscription rights and over-subscription privileges, or, in the case of a Protection Shareholder, does not furnish the requested information, we may, in our sole discretion, refuse to permit the exercise of that shareholder’s subscription rights or over-subscription privileges. Furthermore, we have the right to reduce the amount of a subscription or an over-subscription exercise by the amount necessary in our sole discretion to preserve our ability to utilize our NOLs.

Upon the receipt of such information, the Company will then allocate shares of common stock issuable upon the exercise of the basic subscription rights to all shareholders, including Protection Shareholders, who have properly subscribed for their basic subscription rights. Following the allocation of shares pursuant to the exercise of basic subscription rights, the Company will then allocate the over-subscription privileges as if the limits in place to protect the Company’s NOLs were not in place. This will be done by reducing the total number of shares available by the number of shares subscribed by shareholders through their basic subscription rights. The shares remaining after this allocation to the basic subscription exercises will then be made available to all shareholders who exercise their over-subscription privileges in proportion to the number of shares subscribed by each shareholder under his, her or its basic subscription right to the total shares acquired through the exercise of the basic subscription rights. The Company will then compare this list of tentative over-subscriptions with the list of Protection Shareholders to ensure that all Protection Shareholders have been identified.

How the Section 382 Testing Rules Operate

Section 382 generally provides that following the occurrence of an “ownership change”, certain tax attributes of a loss corporation will have limited ability to offset taxable income in the post change period. An ownership change occurs when the corporation’s “5-percent shareholders” (as defined in Section 382) collectively increase their ownership in the corporation by more than 50 percentage points (by value) over a rolling three-year period. This testing is done at various points in time by comparing the percentage of the loss company stock at a particular point in time (a “Testing Date”) with the lowest percentage held by that shareholder in the three year period preceding that Testing Date. The issuance of shares pursuant to the exercise of the Company’s subscription rights will be a Testing Date for purposes of Section 382.

For these purposes, a “5-percent shareholder” includes not only an individual or entity that has a direct 5% or more interest in the stock of the loss corporation but also certain aggregated groups of shareholders who each own less than 5% of the loss corporation’s stock. An aggregated group of small shareholders is generally determined by the method by which those shareholders acquire the loss company stock. Loss corporations frequently have more than one aggregated group of shareholders. As a rule of administrative convenience, the Treasury regulations do not require that the loss corporation identify which specific individuals or entities are included within each group. It is also unnecessary to track whether an individual within a particular aggregated groups sells his shares or buys additional shares, unless the purchase results in that individual shareholder owning 5% or more of the loss corporation stock (in which case, the shareholder ceases to be a member of an aggregated group and becomes a separate “5-percent shareholder”). The significance of this is that on any Testing Date, the loss corporation will generally be concerned primarily with changes in the stock ownership of specifically identified shareholders who directly own 5% or more of its stock and certain aggregated groups treated as “5-percent shareholders”.

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Over-Subscriptions by Shareholders Other than Protection Shareholders

As noted above, Section 382 does not generally require that the Company calculate the percentage ownership increase of those shareholders who do not, as of the Testing Date or any date during the three year period ending on the Testing Date, own 5% or more of the Company’s stock. Accordingly, the Company need not determine whether a shareholder other than a Protection Shareholder has actually increased his, her or its percentage interest in the Company as long as that particular shareholder does not become a direct 5% or more shareholder. An over-subscription by a shareholder other than a Protection Shareholder, on its own, will not cause an increase in the percentage interest held by such shareholder, on its own, for Section 382 purposes and will not therefore be taken into account, on its own, in determining the Section 382 ownership change threshold. Since those shareholders do not need to be separately tracked, the Company need only know that none of these shareholders has pierced the 5% threshold.

Subscriptions by Protection Shareholders

It is necessary for Section 382 purposes to track the stock ownership of all direct 5% or more shareholders in the Company, and special procedures have been adopted to accomplish that objective. To calculate the amount of shares a Protection Shareholder will be able to acquire in the rights offering as will not jeopardize the Company’s NOLs, the Company will first take into account the basic subscriptions by all shareholders and the over-subscriptions that are actually subscribed by non-Protection Shareholders. In order to determine the number of shares that any Protection Shareholder may acquire, it will also be necessary to determine if any of the Protection Shareholders will not own 5% or more of the Company’s stock after all the shares are issued pursuant to the rights offering. If a Protection Shareholder (i.e. a shareholder who prior to the rights offering owned, directly or indirectly, at least 62,199 shares or would own, directly or indirectly, 62,199 shares or more after its tentative subscription) does not own 5% or more of the Company’s stock after the share issuance pursuant to the rights offering, then that shareholder will not be a “5-percent shareholder” for Section 382 purposes and the shares issued to him, her or it will not be counted in determining whether the shareholders of the Company have increased their percentage interest by more than 50 percentage points.

If a Protection Shareholder does own 5% or more of the Company’s stock after his, her or its tentative exercise of the subscription rights, it will be necessary to compare that shareholder’s percentage interest in the Company after his, her or its tentative exercise of the subscription rights to that shareholder’s lowest percentage interest in the Company within the three year period ending with the Testing Date (i.e. the date that the shares are granted pursuant to the rights offering). The percentage increase by that shareholder, as well as the percentage increase by every other shareholder that owns more than 5% of the stock of the Company after the rights offering shares are issued, will be aggregated. If the aggregate increase by each of these 5-percent shareholders over the three-year testing period is 50% or less, then the issuance of the shares to such shareholders will not jeopardize the Company’s NOLs. If the aggregate increase by these 5-percent shareholders is greater than 50% after the tentative exercise of those shareholders’ subscription rights, then the tentative subscriptions of those 5-percent shareholders will be proportionately reduced to a level that will not violate the 50% threshold. The Company reserves the right, in its absolute discretion, to reduce the tentative subscriptions to a level that does not jeopardize the Company’s NOLs.

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Shares of Our Common Stock Outstanding After the Rights Offering

As of June 19, 2015, we had 1,246,473 shares of our common stock issued and outstanding. Assuming no additional shares of common stock are issued by the Company prior to consummation of the rights offering and assuming all shares are sold in the rights offering, we expect approximately [●] shares of our common stock will be outstanding immediately after completion of the rights offering.

Other Matters

We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our common stock from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations to accept or exercise the subscription rights. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your subscription rights in order to comply with state securities laws. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights, you will not be eligible to participate in the rights offering. However, we are not currently aware of any states or jurisdictions that would preclude participation in the rights offering.

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DESCRIPTION OF CAPITAL STOCK

General

Our Charter authorizes us to issue up to 3,200,000 shares, par value $0.001 per share, including (i) 3,000,000 shares of common stock, par value $0.001 per share, and (ii) 200,000 shares of undesignated stock, of which 3,000 shares have been designated as shares of Series A Junior Participating Preferred Stock. As of June 19, 2015, there were 1,246,473 shares of common stock issued and outstanding and no shares of Series A Junior Participating Preferred Stock issued and outstanding.

The following descriptions are summaries of the material provisions and terms of our capital stock and are qualified by reference to our Charter and our Bylaws, each as amended to date.

Common Stock

Holders of our common stock are entitled to one vote per share on matters on which our shareholders vote. There are no cumulative voting rights. Subject to any preferential dividend rights of any outstanding shares of preferred stock, holders of our common stock are entitled to receive dividends, if declared by the Board, out of funds that we may legally use to pay dividends. If we liquidate or dissolve, holders of our common stock are entitled to share ratably in our assets once our debts and any liquidation preference owed on any then-outstanding shares of preferred stock are paid. Our Charter, as amended, does not provide holders of our common stock with any redemption, conversion or preemptive rights.

Series A Junior Participating Preferred Stock

The material terms of the Series A Junior Participating Preferred Stock are described in the section “Tax Benefit Preservation Plan (Rights Plan)” below.

Undesignated Stock

Our undesignated stock is what is known as “blank check” preferred. This means that the Board is authorized to issue undesignated stock in such classes or series and with such voting rights and preferences or restrictions, including without limitation, rights, preferences and restrictions as to redemption, distributions and conversion, as the Board may establish.

Tax Benefit Preservation Plan (Rights Plan)

The following is a summary of the terms of our Rights Plan. The summary does not purport to be complete and is qualified in its entirety by reference to the Rights Plan, the complete text of which has been filed with the Securities and Exchange Commission (the “SEC”) and is incorporated herein by reference.

Distribution and Transfer of Rights; Rights Certificates. On February 13, 2014, our Board authorized and declared a dividend distribution of one right (a “Right”) for each outstanding share of Common Stock (each, a “Common Share”) to shareholders of record as of the close of business on February 24, 2014 (the “Rights Plan Record Date”). Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.001 per share (the “Preferred Shares”), of the Company at an exercise price of $30.00 per one one-thousandth of a Preferred Share, subject to adjustment (the “Exercise Price”).

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Prior to the Distribution Date referred to below: (i) the Rights will be evidenced by and trade with the certificates for the Common Shares (or, with respect to any uncertificated Common Shares registered in book entry form, by notation in book entry), together with a summary of rights, and no separate rights certificates will be distributed; (ii) new Common Shares certificates issued after the Rights Plan Record Date will contain a legend incorporating the Rights Plan by reference (for uncertificated Common Shares registered in book entry form, this legend will be contained in a notation in book entry); and (iii) the surrender for transfer of any certificates for Common Shares (or the surrender for transfer of any uncertificated Common Shares registered in book entry form) will also constitute the transfer of the Rights associated with such Common Shares.

Rights will accompany any new Common Shares that are issued after the Rights Plan Record Date.

Distribution Date. The date on which the Rights separate from the Common Shares and become exercisable is referred to as the “Distribution Date.” Subject to certain exceptions specified in the Rights Plan, the Rights will separate from the Common Shares and become exercisable following (i) the 10th business day (or such later date as may be determined by the Board) after the public announcement that an Acquiring Person (as defined below) has acquired beneficial ownership of 4.99% or more of the Common Shares or (ii) the 10th business day (or such later date as may be determined by the Board) after a person or group announces a tender or exchange offer that would result in ownership by a person or group of 4.99% or more of the Common Shares. After the Distribution Date, we will mail Rights certificates to our shareholders as of the close of business on the Distribution Date and the Rights will become transferable apart from the Common Shares. Thereafter, such Rights certificates alone will represent the Rights.

Preferred Shares Purchasable Upon Exercise of Rights. After the Distribution Date, each Right will entitle the holder to purchase for the Exercise Price one one-thousandth of a Preferred Share having economic and other terms similar to that of one Common Share. This portion of a Preferred Share is intended to give the shareholder approximately the same dividend, voting and liquidation rights as would one Common Share, and should approximate the value of one Common Share.

More specifically, each one one-thousandth of a Preferred Share, if issued, will: (i) not be redeemable; (ii) entitle holders to quarterly dividend payments of $0.001 per share, or an amount equal to the dividend paid on one Common Share, whichever is greater; (iii) entitle holders upon liquidation either to receive $1.00 per share or an amount equal to the payment made on one Common Share, whichever is greater; (iv) have the same voting power as one Common Share; and (v) entitle holders to a per share payment equal to the payment made on one Common Share, if the Common Shares are exchanged via merger, consolidation or a similar transaction.

Flip-In Trigger. If a person or group of affiliated or associated persons (an “Acquiring Person”) obtains beneficial ownership of 4.99% or more of the Common Shares, except pursuant to an offer for all outstanding Common Shares that the independent members of the Board determine to be fair and not inadequate and to otherwise be in the best interests of the Company and our shareholders after receiving advice from one or more investment banking firms, then each Right will entitle the holder thereof to purchase, for the Exercise Price, a number of Common Shares (or, in certain circumstances, cash, property or other securities of the Company) having a then-current market value of twice the Exercise Price. However, the Rights are not exercisable following the occurrence of the foregoing event until such time as the Rights are no longer redeemable by the Company, as further described below.

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Following the occurrence of an event set forth in preceding paragraph, all Rights that are or, under certain circumstances specified in the Rights Plan, were beneficially owned by an Acquiring Person or certain of its transferees will be null and void.

Any person who, together with its affiliates and associates, beneficially owns 4.99% or more of the outstanding Common Shares as of the time of the first public announcement of the Rights Plan (an “Exempt Person”) shall not be deemed an Acquiring Person, but only for so long as such person, together with its affiliates and associates, does not become the beneficial owner of any additional Common Shares while such person is an Exempt Person. A person will cease to be an Exempt Person if such person, together with such person’s affiliates and associates, becomes the beneficial owner of less than 4.99% of the outstanding Common Shares.

Flip-Over Trigger. If, after an Acquiring Person obtains 4.99% or more of the Common Shares, (i) we merge into another entity, (ii) an acquiring entity merges into the Company or (iii) we sell or transfer more than 50% of our assets, cash flow or earning power, then each Right (except for Rights that have previously been voided as set forth above) will entitle the holder thereof to purchase, for the Exercise Price, a number of Common Shares of the person engaging in the transaction having a then-current market value of twice the Exercise Price.

Redemption of the Rights. The Rights will be redeemable at our option for $0.001 per Right (payable in cash, Common Shares or other consideration deemed appropriate by the Board) at any time on or prior to the 10th business day (or such later date as may be determined by the Board) after the public announcement that an Acquiring Person has acquired beneficial ownership of 4.99% or more of the Common Shares. Immediately upon the action of the Board ordering redemption, the Rights will terminate and the only right of the holders of the Rights will be to receive the $0.001 redemption price. The redemption price will be adjusted if we undertake a stock dividend or a stock split.

Exchange Provision. At any time after the date on which an Acquiring Person beneficially owns 4.99% or more of the Common Shares and prior to the acquisition by the Acquiring Person of 50% of the Common Shares, the Board may exchange the Rights (except for Rights that have previously been voided as set forth above), in whole or in part, for Common Shares at an exchange ratio of one Common Share per Right (subject to adjustment). In certain circumstances, we may elect to exchange the Rights for cash or other securities of the Company having a value approximately equal to one Common Share.

Expiration of the Rights. The Rights expire on the earliest of (i) 5:00 p.m., Eastern time, on February 13, 2017; (ii) the time at which the Rights are redeemed or exchanged under the Rights Plan; (iii) the repeal of Section 382 or any successor status and the Board’s determination that the Rights Plan is no longer necessary for preservation of our NOLs; or (iv) the beginning of a taxable year to which the Board determines that no NOLs may be carried forward.

Amendment of Terms of Rights Plan and Rights. The terms of the Rights and the Rights Plan may be amended in any respect without the consent of the holders of the Rights on or prior to the Distribution Date. Thereafter, the terms of the Rights and the Rights Plan may be amended without the consent of the holders of Rights in order to (i) cure any ambiguities, (ii) shorten or lengthen any time period pursuant to the Rights Plan or (iii) make changes that do not adversely affect the interests of holders of the Rights.

Voting Rights; Other Shareholder Rights. The Rights will not have any voting rights. Until a Right is exercised, the holder thereof, as such, will have no separate rights as a shareholder of the Company.

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Anti-Dilution Provisions. The Board may adjust the Exercise Price, the number of Preferred Shares issuable and the number of outstanding Rights to prevent dilution that may occur from a stock dividend, a stock split or a reclassification of the Preferred Shares or Common Shares. With certain exceptions, no adjustments to the Exercise Price will be made until the cumulative adjustments amount to at least 1% of the Exercise Price. No fractional Preferred Shares will be issued and, in lieu thereof, an adjustment in cash will be made based on the current market price of the Preferred Shares.

Taxes. The distribution of Rights should not be taxable for federal income tax purposes. However, following an event that renders the Rights exercisable or upon redemption of the Rights, shareholders may recognize taxable income.

Registration Rights

On May 9, 2014, we entered into a Registration Rights Agreement, dated as of May 9, 2014, with LSVI, which provides LSVI with certain demand and piggyback registration rights with respect to the shares of our common stock issuable upon the conversion of an unsecured convertible promissory note made by the Company in the principal amount of $0.5 million. The convertible promissory note was converted into 107,297 shares of our common stock in October 2014.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Inc. Computershare’s address is 250 Royall Street Suite V, Canton, MA 02021.

Listing

Our common stock is listed on the NASDAQ Capital Market under the symbol “ATRM.”

Anti-Takeover Provisions

Provisions in our Charter and our Bylaws, as well as provisions of the Minnesota Business Corporation Act, may discourage, delay or prevent a merger, acquisition or other change in control of the Company, even if such a change in control would be beneficial to shareholders. These provisions include provisions of our Charter restricting any direct or indirect transfers of our common stock that increase the direct or indirect ownership of our common stock by any person from less than 4.99% to 4.99% or more in order to protect the tax benefits of our NOLs.

PLAN OF DISTRIBUTION

We are distributing rights certificates and copies of this prospectus to those persons who were holders of our common stock on [●], 2015, the record date for the rights offering, promptly following the effective date of the registration statement of which this prospectus forms a part. We are offering the rights and the shares of common stock underlying the rights directly to you. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of subscription rights in this offering and no commissions, fees or discounts will be paid in connection with this offering. Those directors and officers of the Company who may assist in the rights offering will not register with the SEC as brokers in reliance on certain safe harbor provisions contained in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Computershare Inc. is acting as our subscription agent to effect the exercise of the rights and the issuance of the underlying common stock. Therefore, while certain of our directors and officers may solicit responses from you, those directors and officers will not receive any commissions or compensation for those services.

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We are distributing and delivering this prospectus by hand or by mail only, and not by electronic delivery. Also, we intend to use printed prospectuses only, and not any other forms of prospectus.

Delivery of Shares

As soon as practicable after the record date for the rights offering, we will distribute the subscription rights and rights certificates to individuals who owned shares of our common stock at 5:00 p.m., Eastern Time, on [●], 2015.

If your shares are held in the name of a broker, dealer, custodian bank or other nominee, then you should send your subscription documents and subscription payment to that record holder. If you are the record holder, then you should send your rights certificate and other documents, and subscription payment to the address provided below. If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent. Do not send or deliver these materials to ATRM.

By Registered Certified or Express Mail	Overnight Courier

Computershare Trust Company, N.A.	Computershare Trust Company, N.A.
c/o Voluntary Corporate Actions	c/o Voluntary Corporate Actions
P.O. Box 43011	250 Royall Street Suite V
Providence, RI 02940	Canton, MA 02021

See “The Rights Offering — Method of Exercising Subscription Rights.” If you have any questions regarding ATRM or the rights offering, or you have any questions regarding completing a rights certificate or submitting payment in the rights offering, please contact our information agent, InvestorCom, Inc., by email at info@investor-com.com, by telephone at (203) 972-9300 or toll free at (877) 972-0090, or by mail at 65 Locust Avenue, New Canaan, CT 06840.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of material U.S. federal income tax consequences to U.S. holders (as defined below) of our common stock of the receipt and ownership of the subscription rights acquired through the rights offering and the ownership and disposition of shares of common stock received upon exercise of the subscription rights.

This summary deals only with U.S. holders that acquire subscription rights in the rights offering and assumes that the subscription rights or shares of common stock issued upon exercise of the subscription rights will be held as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to U.S. holders in light of their personal circumstances. This discussion also does not address tax consequences to U.S. holders that may be subject to special tax rules, including, without limitation, insurance companies, real estate investment trusts, regulated investment companies, grantor trusts, tax-exempt organizations, employee stock purchase plans, partnerships and other pass-through entities, persons holding shares of common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, financial institutions, brokers, dealers in securities or currencies, traders that elect to mark-to-market their securities, persons that acquired shares of common stock in connection with employment or other performance of services, U.S. holders that have a functional currency other than the U.S. dollar, U.S. expatriates and foreign holders. In addition, the discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction, or any U.S. federal tax considerations other than income taxation (such as Medicare contribution taxation or estate or gift taxation).

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Furthermore, the discussion below is based upon the provisions of the Code, and regulations, administrative pronouncements and judicial decisions thereunder, as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively. We have not sought, and will not seek, any rulings from the Internal Revenue Service (the “IRS”) regarding the matters discussed below. There can be no assurance that the IRS or a court will not take positions concerning the tax consequences of the receipt and ownership of the subscription rights acquired through the rights offering and the ownership of shares of common stock received upon exercise of the subscription rights that are different from those discussed below.

As used herein, a “U.S. holder” means a beneficial owner of subscription rights or shares of common stock that is for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust (a) the administration of which is subject to the primary supervision of a court within the United States and one or more U.S. persons as described in the Code have authority to control all substantial decisions of the trust, or (b) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes is a beneficial owner of subscription rights or shares of common stock, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. U.S. holders that are partnerships (and partners in such partnerships) are urged to consult their own tax advisors.

U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES UNDER FEDERAL ESTATE AND GIFT TAX LAWS, FOREIGN, STATE, AND LOCAL LAWS AND TAX TREATIES OF RECEIVING, OWNING AND EXERCISING SUBSCRIPTION RIGHTS AND ACQUIRING, HOLDING AND DISPOSING OF SHARES OF COMMON STOCK.

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Taxation of Subscription Rights

Receipt of Subscription Rights. Although the authorities governing the rights offering are complex and do not speak directly to the consequences of certain aspects of the rights offering, we believe your receipt of subscription rights pursuant to the rights offering with respect to your shares of our common stock should be treated as a nontaxable distribution with respect to such shares of our common stock for U.S. federal income tax purposes. Under Section 305(a) of the Code, a corporation’s distribution of stock rights to shareholders is generally tax-free. Section 305(b) of the Code, however, provides certain instances where a distribution of stock rights is taxable to shareholders. One such instance is a “disproportionate distribution” in which a distribution or a series of distributions, including deemed distributions, has the result of (1) the receipt of cash or non-stock property by some shareholders or holders of debt instruments convertible into stock, and (2) an increase in the proportionate interest of other shareholders in the assets or earnings and profits of the corporation. During the last 36 months, we have not made any distributions of cash or non-stock property with respect to our common stock. Within the last 36 months, we did, however, make payment in cash of the accrued interest on certain previously outstanding convertible notes. Currently we do not have any convertible debt outstanding, nor do we currently intend to issue any convertible debt or pay any dividends on our common stock (other than the issuance of the subscription rights in connection with this offering), but there is no guarantee that we will not do so. While the application of this rule is very complex and subject to uncertainty, we believe that the distribution of the subscription rights hereunder does not result in an increase to any shareholder’s proportionate interest in our earnings and profits or assets. Accordingly, we believe that pursuant to Section 305 of the Code and the Treasury regulations promulgated thereunder, the receipt of subscription rights with respect to shares of our common stock should generally not be taxable to our common shareholders.

Our position regarding the tax-free treatment of the subscription rights distribution is not binding on the IRS, or the courts. If this position is finally determined by the IRS or a court to be incorrect, whether on the basis that the issuance of the subscription rights is a “disproportionate distribution” or otherwise, the fair market value of the subscription rights would be taxable to holders of our common stock as a dividend to the extent of the holder’s pro rata share of our current and accumulated earnings and profits, if any. Any excess would be treated first as a tax-free return of capital to the extent of your adjusted basis in your shares of our common stock and then as capital gain from the sale or exchange of your shares of our common stock. Although no assurance can be given, it is anticipated that we will not have current or accumulated earnings and profits through the end of 2015.

The discussion below assumes that the receipt of subscription rights with respect to your shares of our common stock will be treated as a nontaxable distribution.

Tax Basis and Holding Period of Subscription Rights. Your tax basis of the subscription rights you receive with respect to your shares of commons stock for U.S. federal income tax purposes will depend on the fair market value of the subscription rights you receive and the fair market value of your existing shares of common stock on the date you receive the subscription rights.

If the fair market value of the subscription rights you receive is less than 15% of the fair market value of your existing shares of common stock on the date you receive the subscription rights, the subscription rights will be allocated a zero basis for U.S. federal income tax purposes, unless you elect to allocate your basis in your existing shares of common stock between your existing shares of common stock and the subscription rights in proportion to the relative fair market values of the existing shares of common stock and the subscription rights determined on the date of receipt of the subscription rights. If you choose to allocate basis between your existing shares of common stock and the subscription rights, you must make this election on a statement included with your timely filed tax return (including extensions) for the taxable year in which you receive the subscription rights. Such an election is irrevocable.

However, if the fair market value of the subscription rights you receive is 15% or more of the fair market value of your existing shares of common stock on the date you receive the subscription rights, then you must allocate your basis in your existing shares of common stock between your existing shares of common stock and the subscription rights you receive in proportion to their fair market values determined on the date you receive the subscription rights.

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The fair market value of the subscription rights on the date that the subscription rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights on that date. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our shares of common stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are non-transferable.

Your holding period of the subscription rights will include your holding period of the shares of common stock with respect to which the subscription rights were distributed.

Exercise of Subscription Rights. You generally will not recognize gain or loss on the exercise of a subscription right received with respect to your shares of common stock.

Your tax basis in a share of common stock acquired through exercise of a subscription right will equal the sum of (1) the subscription price and (2) your tax basis, if any, in the subscription right as determined above.

The holding period of a share of common stock acquired through exercise of a subscription right will begin on the date the subscription right is exercised.

If you exercise a subscription right received in the rights offering after disposing of the common stock with respect to which such subscription right is received, then certain aspects of the tax treatment of the exercise of the subscription right are unclear, including (1) the allocation of tax basis between the common stock previously sold and the subscription right, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the common stock previously sold, and (3) the impact of such allocation on the tax basis of common stock acquired through exercise of the subscription right. If you exercise a subscription right received in the rights offering after disposing of the common stock with respect to which the subscription right is received, you should consult with your tax advisor.

Expiration of Subscription Rights. If you allow subscription rights received in the rights offering with respect to your shares of common stock to expire, you should not recognize any gain or loss for U.S. federal income tax purposes and any portion of the tax basis in your existing shares of common stock previously allocated to the subscription rights that have expired will be reallocated to the existing shares of common stock.

Taxation of Shares of Common Stock

Distributions. Distributions with respect to shares of common stock acquired upon exercise of subscription rights will be taxable as dividend income when actually or constructively received to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of your adjusted tax basis in such shares of common stock and thereafter as capital gain.

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Dispositions. If you sell or otherwise dispose of shares of common stock acquired upon exercise of subscription rights, you will generally recognize capital gain or loss equal to the difference between the amount realized and your adjusted tax basis in the shares of common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period for the shares of common stock is more than one year. Long-term capital gain of an individual, estate or trust is generally taxed at favorable rates. The deductibility of capital losses is subject to limitations.

Additional Withholding Tax. Sections 1471 through 1474 of the Code (provisions commonly referred to as “FATCA”) generally impose an additional withholding tax on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. Specifically, a 30% withholding tax will be imposed on dividends on, or gross proceeds from the sale or other disposition of, shares of common stock paid to a foreign financial institution or to a non-financial foreign entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution, and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. Current IRS guidance delays the implementation of withholding under FATCA with respect to payments of gross proceeds from a sale or other disposition of shares of common stock until after December 31, 2016.

Information Reporting and Backup Withholding

You may be subject to information reporting and/or backup withholding with respect to dividend payments on or the gross proceeds from the disposition of our shares of common stock acquired through the exercise of subscription rights. Backup withholding may apply under certain circumstances if you (i) fail to furnish your social security or other taxpayer identification number (“TIN”), (ii) furnish an incorrect TIN, (iii) fail to report interest or dividends properly, or (iv) fail to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct, that you are not subject to backup withholding and that you are a U.S. person. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle you to a refund with respect to) your U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. You are urged to consult your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT TAX ADVICE. EACH U.S. HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF RECEIVING, OWNING AND EXERCISING SUBSCRIPTION RIGHTS AND ACQUIRING, HOLDING AND DISPOSING OF SHARES OF COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

LEGAL MATTERS

The validity of the shares of common stock issuable upon exercise of the rights and offered by this prospectus will be passed upon for us by Stinson Leonard Street LLP.

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EXPERTS

Our consolidated financial statements as of December 31, 2014 and for the year then ended, included in our 2014 Form 10-K incorporated by reference in this prospectus and elsewhere in the registration statement, have been so incorporated by reference in reliance on the report of Boulay PLLP, independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act, which means that we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC, all of which are available at the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549. You may also obtain copies of the reports, proxy statements and other information from the Public Reference Room of the SEC, at prescribed rates, by calling 1-800-SEC-0330. The SEC maintains an Internet website at www.sec.gov where you can access reports, proxy information and registration statements, and other information regarding us that we file electronically with the SEC. In addition, we make available, without charge, through our website, www.atrmholdings.com, electronic copies of our filings with the SEC, including copies of Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to these filings, if any. Information on our website should not be considered a part of this prospectus, and we do not intend to incorporate into this prospectus any information contained in our website.

INFORMATION INCORPORATED BY REFERENCE

The following documents filed by ATRM Holdings, Inc. with the SEC are incorporated by reference in this prospectus:

1.	our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on May 12, 2015;

2.	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed with SEC on May 20, 2015; and

3.	our Current Reports on Form 8-K filed with the SEC on February 27, 2015, April 9, 2015 (amendment to report filed April 4, 2014), April 10, 2015, April 17, 2015, May 26, 2015, and June 5, 2015.

Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

You may request a copy of any of these filings at no cost, by writing or telephoning us at the following address or telephone number:

ATRM Holdings, Inc.
3050 Echo Lake Ave., Suite 300
Mahtomedi, Minnesota 55115
(651) 704-1800

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses payable by us in connection with the sale of the securities being registered hereunder, all of which will be borne by us. With the exception of the SEC registration fee, all amounts shown are estimates.

SEC registration fee		$581
Subscription agent fees and expenses	$	*
Information agent fees and expenses	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Printing expenses	$	*
Miscellaneous	$	*
Total	$	*

* To be provided by amendment.

Item 14. Indemnification of Directors and Officers.

Article 10 of our Charter provides:

The Corporation shall indemnify to the fullest extent authorized or permitted by law (as now or hereafter in effect) any person made or threatened to be made a party to or witness in any threatened, pending, or completed civil, criminal, administrative, arbitration, or investigative proceeding, including a proceeding by or in the right of the Corporation, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation, or by reason of the fact that such director, officer or employee, while a director, officer or employee of the Corporation, is or was serving at the request of the Corporation, or whose duties as a director, officer or employee involve or involved service, as a director, officer, partner, trustee or agent of another organization or employee benefit plan, against all judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements. The Corporation may but shall not be required to indemnify agents of the Corporation other than directors, officers and employees to the fullest extent permitted by law as determined by the Board of Directors from time to time. Any repeal or modification of this Article 10 shall be prospective only, and shall not adversely affect any right to indemnification or protection of a director, officer or employee of the Corporation existing at the time of such repeal or modification.

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Article 11 of our Charter provides:

No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty by such director as a director; provided however, that this Article 11 shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) based upon the payment of an improper dividend or an improper acquisition of the Corporation’s share under Section 302A.559 of the Act or upon violations of the state securities laws under Section 80A.23 of the Minnesota Statues, or (iv) for any transaction from which the director derived an improper personal benefit. If the Act is amended after approval by the shareholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be eliminated or limited to the fullest extent permitted by the Act, as so amended. Any repeal or modification of this Article by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

The directors and officers of the Company are covered by insurance policies indemnifying them against certain liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), that might be incurred by them in such capacities.

Item 15. Recent Sales of Unregistered Securities.

During the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act:

On April 1, 2014, we entered into a securities purchase agreement with LSVI pursuant to which LSVI purchased for $6.5 million in cash an unsecured promissory note made by us in the principal amount of $6.0 million (the “April 2014 LSVI Promissory Note”) and an unsecured convertible promissory note made by us in the principal amount of $0.5 million (the “LSVI Convertible Promissory Note”), convertible into shares of our common stock at a conversion price of $4.66 per share. The April 2014 LSVI Promissory Note bears interest at 10.0% per annum, with interest payable semiannually and any unpaid principal and interest due on April 1, 2019. We may prepay the April 2014 LSVI Promissory Note at any time after a specified amount of advance notice to LSVI. On October 7, 2014, the LSVI Convertible Promissory Note was converted into 107,297 shares of our common stock. On December 30, 2014, we repaid $1.0 million principal amount under the April 2014 LSVI Promissory Note.

On July 21, 2014, we entered into entered into a securities purchase agreement with LSV Co-Invest I pursuant to which it purchased for $2.5 million in cash an unsecured promissory note made by us in the principal amount of $2.5 million. Except for the principal amount, the terms of this promissory note are identical to the terms of the April 2014 LSVI Promissory Note.

On September 19, 2014, we entered into entered into a securities purchase agreement with LSV Co-Invest I pursuant to which it purchased for $2.0 million in cash an unsecured promissory note made by us in the principal amount of $2.0 million. Except for the principal amount, the term of this promissory note are identical to the terms of the April 2014 LSVI Promissory Note.

On February 25, 2015, we entered into a securities purchase agreement with LSVI pursuant to which it purchased for $1.0 million in cash an unsecured promissory note made by us in the principal amount of $1.0 million. Except for the principal amount, the term of this promissory note are identical to the terms of the April 2014 LSVI Promissory Note.

The offers and sales of securities described above were made in reliance upon an exemption from registration requirements pursuant to Section 4(a)(2) under the Securities Act, based upon representations made to us by the purchasers thereof.

Item 16. Exhibits.

The exhibits listed in the accompanying Exhibit Index are filed (except where otherwise indicated) as part of this registration statement.

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Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

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(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(c) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(i) The undersigned hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Mahtomedi, on June 22, 2015.

ATRM HOLDINGS, INC.

By:	/s/ Daniel M. Koch
Daniel M. Koch
President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jeffrey E. Eberwein and Daniel M. Koch, or each of them individually, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and any additional related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (including post-effective amendments to the registration statement and any such related registration statements), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel M. Koch	President, Chief Executive Officer and Director	June 22, 2015
Daniel M. Koch	(Principal Executive Officer)

/s/ Paul H. Askegaard	Chief Financial Officer, Treasurer, Secretary and Director	June 22, 2015
Paul H. Askegaard	(Principal Financial Officer)

/s/ Jeffrey E. Eberwein	Chairman of the Board	June 22, 2015
Jeffrey E. Eberwein

/s/ Morgan P. Hanlon	Director	June 22, 2015
Morgan P. Hanlon

/s/ Alfred John Knapp, Jr.	Director	June 22, 2015
Alfred John Knapp, Jr.

/s/ Galen Vetter	Director	June 22, 2015
Galen Vetter

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EXHIBIT INDEX

Exhibit No.	Description

2.1	Asset Purchase Agreement, dated as of December 28, 2006, by and between WEB Technology, Inc. and ATRM Holdings, Inc. (f/k/a Aetrium Incorporated) (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on January 5, 2007).

2.2	Asset Purchase Agreement, dated as of July 31, 2013, by and among ATRM Holdings, Inc. (f/k/a Aetrium Incorporated) and Cascade Microtech, Inc. (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K filed with the SEC on August 1, 2013).

2.3	Asset Purchase Agreement, dated as of April 2, 2014, by and among ATRM Holdings, Inc. (f/k/a Aetrium Incorporated), KBS Builders, Inc., KBS Building Systems, Inc., Maine Modular Haulers, LLC, All-Set, LLC (d/b/a KBS Homes), Paris Holdings, LLC, and Robert H. Farnham, Jr. (incorporated by reference to Exhibit 2.1 to our Quarterly Report on Form 10-Q filed with the SEC on May 14, 2014).

2.4+	Agreement, dated as of April 22, 2014, among ATRM Holdings, Inc. (f/k/a Aetrium Incorporated), Boston Semi Automation LLC and Boston Semi Equipment LLC (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K filed with the SEC on April 25, 2014).

3.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on December 8, 2014).

3.2	Bylaws, as amended (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on October 22, 2009).

3.3	Bylaw amendments effective November 20, 2012 (incorporated by reference to Exhibit 3.4 to our Annual Report on Form 10-K filed with the SEC on March 26, 2013).

3.4	Bylaw amendment effective January 31, 2013 (incorporated by reference to Exhibit 3.5 to our Annual Report on Form 10-K filed with the SEC on March 26, 2013).

3.5	Certificate of Designation of Series A Junior Participating Preferred Stock of ATRM Holdings, Inc. (f/k/a Aetrium Incorporated) (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on February 14, 2014).

4.1	Specimen Form of our Common Stock Certificate (incorporated by reference to Exhibit 4.1 to our Registration Statement on Form SB-2).

4.2	Tax Benefit Preservation Plan, dated as of February 13, 2014, by and between ATRM Holdings, Inc. (f/k/a Aetrium Incorporated) and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on February 14, 2014).

4.3	Promissory Note, dated April 1, 2014 (incorporated by reference to Exhibit 10.2 to our Quarterly Report on Form 10-Q filed with the SEC on May 14, 2014).

4.4	Promissory Note, dated July 21, 2014 (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on July 25, 2014).

4.5	Promissory Note, dated September 19, 2014 (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on September 22, 2014).

4.6	Promissory Note, dated February 25, 2015 (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on February 27, 2015).

4.7*	Form of Subscription Rights Certificate.

5.1**	Opinion of Stinson Leonard Street LLP.

10.1†	2003 Stock Incentive Plan (incorporated by reference to Exhibit 10.18 to our Annual Report on Form 10-K filed with the SEC on March 28, 2003).

10.2†	2014 Incentive Plan (incorporated by reference to Exhibit 4.1 to our Registration Statement on Form S-8 filed with the SEC on June 3, 2015).

10.3†	Form of Non-Statutory Stock Option Agreement (incorporated by reference to Exhibit 10.3 to our Annual Report on Form 10-K filed with the SEC on March 30, 2011).

10.4†	Form of Change of Control Agreement (incorporated by reference to Exhibit 10.19 to our Annual Report on Form 10-K filed with the SEC on March 30, 2004).

10.5†	Form of Amendments to Change of Control Agreement (incorporated by reference to Exhibit 10.18 to our Annual Report on Form 10-K filed with the SEC on March 31, 2008).

10.6†	Executive Officer Profit Sharing Program (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on January 23, 2007).

10.7†	Letter Agreement with Joseph C. Levesque, dated November 30, 2011 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on December 2, 2011).

10.8†	Letter Agreement with Joseph C. Levesque, dated August 27, 2012, amending the Letter Agreement, dated November 30, 2011 (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K filed with the SEC on August 28, 2012).

10.9†	Letter Agreement with Douglas L. Hemer, dated November 17, 2010 (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed with the SEC on November 19, 2010).

10.10†	Letter Agreement with Douglas L. Hemer, dated August 27, 2012, amending the Letter Agreement dated November 17, 2010 (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed with the SEC on August 28, 2012).

10.11†	Form of Amendment to Change of Control Agreement (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed with the SEC on February 6, 2013).

10.12	Commercial Lease, dated August 20, 2010, by and between Triple Shot, LLC and ATRM Holdings, Inc. (f/k/a Aetrium Incorporated) (incorporated by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q filed with the SEC on November 5, 2010).

10.13	Settlement Agreement and Mutual Release, effective as of January 31, 2013, by and among Concerned Aetrium Shareholders, the Incumbent Directors and ATRM Holdings, Inc. (f/k/a Aetrium Incorporated) (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on February 6, 2013).

10.14	First Amendment to The Settlement Agreement and Mutual Release, effective as of March 13, 2013, by and among Concerned Aetrium Shareholders, the Incumbent Directors and ATRM Holdings, Inc. (f/k/a Aetrium Incorporated) (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on March 18, 2013).

10.15	Registration Rights Agreement, dated as of May 9, 2014, by and between ATRM Holdings, Inc. (f/k/a Aetrium Incorporated) and Lone Star Value Investors, LP (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on May 15, 2014).

10.16	Securities Purchase Agreement, dated as of April 1, 2014, by and between ATRM Holdings, Inc. (f/k/a Aetrium Incorporated) and Lone Star Value Investors, LP (incorporated by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q filed with the SEC on May 14, 2014).

10.17	Securities Purchase Agreement, dated as of July 21, 2014, by and between ATRM Holdings, Inc. (f/k/a Aetrium Incorporated) and Lone Star Value Co-Invest I, LP (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on July 25, 2014).

10.18	Securities Purchase Agreement, dated as of September 19, 2014, by and between ATRM Holdings, Inc. (f/k/a Aetrium Incorporated) and Lone Star Value Co-Invest I, LP (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on September 22, 2014).

10.19	Securities Purchase Agreement, dated as of February 25, 2015, by and between ATRM Holdings, Inc. (f/k/a Aetrium Incorporated) and Lone Star Value Investors, LP (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on February 27, 2015).

21.1	Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to our Annual Report on Form 10-K filed with the SEC on May 12, 2015).

23.1*	Consent of Boulay PLLP.

23.2**	Consent of Stinson Leonard Street LLP (contained in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page hereof).

99.1*	Form of Instructions for Use of Subscription Rights Certificates.

99.2*	Form of Letter to Shareholders.

99.3*	Form of Letter to Beneficial Holders.

99.4*	Form of Letter to Clients.

99.5*	Form of Nominee Holder Certification Form.

99.6*	Beneficial Holder Election Form.

99.7*	Form of Notice of Guaranteed Delivery.

99.8*	Form of Notice of Important Tax Information.

*	Filed herewith.
**	To be filed by amendment.
†	Management contract or a compensatory plan or arrangement.
+	Filed with confidential portions omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the SEC.